Prospectus	Filed pursuant to Rule 424(b)(4)
Registration No. 333-294360

Up to 23,088,023 Ordinary Units (Each Contains One Class A Ordinary Share,
One Series A Warrant to Purchase One Class A Ordinary Share and

One Series B Warrant to Purchase One Class A Ordinary Share)

Up to 23,088,023 Pre-Funded Units (Each Contains One Pre-Funded Warrant,
One Series A Warrant to Purchase One Class A Ordinary Share and
One Series B Warrant to Purchase One Class A Ordinary Share)

Up to 23,088,023 Series A Warrants to Purchase One Class A Ordinary Share

included in the Units or Pre-Funded Units

Up to 23,088,023 Series B Warrants to Purchase One Class A Ordinary Share

included in the Units or Pre-Funded Units

Up to 23,088,023 Class A Ordinary Shares included in the Ordinary Units
Up to 23,088,023 Class A Ordinary Shares Underlying the Pre-Funded Warrants
Up to 121,212,121 Class A Ordinary Shares Underlying the Series A Warrants
Up to 346,320,346 Class A Ordinary Shares Underlying the Series B Warrants
(which contains a zero exercise price option)

LINKERS INDUSTRIES LIMITED

Linkers Industries Limited (the “Company,” “LIL,” the “registrant,” “we,” “our” or “us”) is offering on a best-efforts basis up to 23,088,023 ordinary units (“Ordinary Units”). Each Ordinary Unit consists of one class A ordinary share, par value $0.00001 per share (each a “Class A Ordinary Share,” and, collectively, the “Class A Ordinary Shares”), one Series A warrant to purchase one Class A Ordinary Share (each a “Series A Warrant,” and, collectively, the “Series A Warrants”), and one Series B warrant to purchase one Class A Ordinary Share (each a “Series B Warrant,” and, collectively, the “Series B Warrants”), at the public offering price of $0.693 per Ordinary Unit.

We are also offering to those purchasers, if any, whose purchase of the Ordinary Units in this offering would result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Class A Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase, if they so choose, pre-funded units (“Pre-Funded Units,” and collectively with the Ordinary Units, the “Units”), each consisting of one pre-funded warrant to purchase one Class A Ordinary Share (each a “Pre-Funded Warrant,” and, collectively, the “Pre-Funded Warrants”), one Series A Warrant and one Series B Warrant in lieu of the Ordinary Units that would otherwise result in ownership in excess of 4.99% (or 9.99%, as applicable) of our outstanding Class A Ordinary Shares. The purchase price of each Pre-Funded Unit will equal the price per Ordinary Unit being sold to the public in this offering minus $0.00001 and the remaining exercise price of each Pre-Funded Warrants will equal $0.00001 per share. For each Pre-Funded Unit that we sell, the number of Ordinary Units that we are offering will be decreased on a one-for-one basis. The Pre-Funded Warrants, the Series A Warrants and the Series B Warrants are collectively referred to as the “Warrants.” The Warrants will not be listed on the Nasdaq Capital Market (“Nasdaq”) and are not expected to trade in any market.

The Series A Warrants and the Series B Warrants are immediately exercisable and will expire on the one-year anniversary of the original issuance date. Each Series A Warrant have an initial exercise price per share equal to 105% of the price per Ordinary Unit sold in this offering, or $0.7277. The exercise price of each Series A Warrant will be reset immediately following the thirtieth (30th) calendar day (the “Reset Date”) following the issuance date of the Series A Warrants to a price equal to 105% of the arithmetic average of the sum of the three lowest per share VWAPs (as defined below) of the Class A Ordinary Shares on Nasdaq for the five (5) trading days immediately prior to the Reset Date; provided that such price shall not be lower than $0.1386 (the “Floor Price”). On the Reset Date, at the Floor Price, the number of Class A Ordinary Shares then available for issuance upon exercise of the Series A Warrants will be increased so the aggregate exercise price of the Series A Warrants on the issuance date of each Series A Warrant will remain unchanged following such reset. On the Reset Date, a holder of Series A Warrant may be entitled to 5.25 Class A Ordinary Shares upon exercise of a Series A Warrant and holders of Series A Warrants may be issued up to 121,212,121 Class A Ordinary Shares if all Series A Warrants are exercised in full, at the Floor Price.

Each Series B Warrant has an exercise price per share equal to 170% of the price per Ordinary Unit sold in this offering, or $1.1781. “VWAP” means, with respect to any trading day, the price determined by the first of the following clauses that applies: (a) if the Class A Ordinary Shares are then listed or quoted on Nasdaq or a similar trading market (a “Trading Market”), the daily volume weighted average price of the Class A Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Class A Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Class A Ordinary Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Class A Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Class A Ordinary Shares are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Class A Ordinary Share so reported, or (d) in all other cases, the fair market value of one Class A Ordinary Share as determined by an independent appraiser pursuant to the terms of the applicable instrument. A holder of Series B Warrants may, at any time and in its sole discretion, exercise its Series B Warrants in whole or in part by means of a “zero exercise price” option in which the holder is entitled to receive a number of Class A Ordinary Shares equal to the product of (a) the number of Class A Ordinary Shares that would be issuable upon exercise of the Series B Warrant in accordance with the terms of such Series B Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the lowest VWAP of the Class A Ordinary Shares during the five (5) trading days immediately prior to the applicable exercise date (such VWAP, the “Low Price”) by (ii) 50% of the Low Price. This “zero exercise price” option is only available at a time when the applicable Low Price is lower than the then applicable Exercise Price. At no time can the Low Price be lower than the Floor Price. As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Series B Warrants because it is highly unlikely that a Series B Warrant holder will elect to pay an exercise price in cash to receive Class A Ordinary Shares when they could elect the “zero exercise price” option in these circumstances to receive more Class A Ordinary Shares than they would receive if they did pay an exercise price. As an example, given the above provisions, holders of the Series A Warrants will be issued a maximum of 121,212,121 Class A Ordinary Shares upon the exercise of the Series A Warrants. Each Series B Warrant includes one underlying Class A Ordinary Share that may be obtained by exercising the Series B Warrant at an exercise price equal to 170% of the price per Ordinary Unit sold in this offering; however if the holder elects the zero exercise price option, the number of Class A Ordinary Shares could increase to up to 346,320,346 Class A Ordinary Shares underlying each Series B Warrant if the Low Price for the Class A Ordinary Shares decreases to and equals the Floor Price at the time of such election. As such, holders of the Series B Warrants may elect to be issued up to 346,320,346 Class A Ordinary Shares upon the exercise of the Series B Warrants assuming the Low Price is equal to the Floor Price.

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Class A Ordinary Shares and the Pre-Funded Warrants can each be purchased in this offering only with the accompanying Series A Warrants and Series B Warrants as part of the Ordinary Units or Pre-Funded Units, respectively, but the component parts of the Units will be immediately separable and issued separately in this offering.

We are also registering all of the Class A Ordinary Shares issuable from time to time upon full exercise of each of the Pre-Funded Warrants, Series A Warrants and Series B Warrants included in the Ordinary Units and Pre-Funded Units offered hereby.

Our Class A Ordinary Shares are listed on Nasdaq under the symbol “LNKS”. The last reported sale price of our Class A Ordinary Shares on Nasdaq on March 20, 2026 was $0.693 per share. There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply to list the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

The public offering price was determined between us and Univest Securities, LLC (the “Placement Agent”) and purchasers based on, among other things, market conditions at the time of pricing.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the Units offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Units sufficient to pursue the business goals outlined in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in the Company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of Units offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors,” beginning on page 11. We may undertake one or more closings for the sale of the Units to the investors. We expect to hold an initial closing on March 24, 2026, but this offering will be terminated by April 16, 2026 provided that the closing(s) of this offering for all of the Units have not occurred by such date. Any extensions or material changes to the terms of this offering will be contained in an amendment to this prospectus.

Given the relative lack of liquidity in our Class A Ordinary Shares, sales of the Units pursuant to this prospectus could result in a significant decline in the market price of our securities.

Investors are cautioned that you are buying securities of a British Virgin Islands holding company with operations in Malaysia by its operating subsidiary.

LIL is a holding company registered and incorporated in the British Virgin Islands (“BVI”), and is not a Malaysian operating company. As a holding company with no material operations, we conduct our operations in Malaysia through our operating subsidiary, TEM Electronics (M) Sdn. Bhd. (“TEM”). This is an offering of securities of LIL, the holding company incorporated in the BVI, instead of securities of our operating subsidiary, TEM. You may never directly hold any equity interest in our operating subsidiary.

LIL’s share capital structure is a dual-class structure consisting of Class A Ordinary Shares and class B ordinary shares, par value $0.00001 per share (“Class B Ordinary Shares”). Holders of Class A Ordinary Shares and Class B Ordinary Shares are permitted to vote together as one class on all resolutions of the shareholders brought to the shareholders by the board of directors of the Company (the “Board”) or otherwise and have the same rights, except that (a) each Class A Ordinary Share entitles its holder to one (1) vote and each Class B Ordinary Share entitles its holder to twenty (20) votes, and (b) each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares. Upon any transfer of Class B Ordinary Shares by a holder to any person or entity which is not an affiliate of such holder, such Class B Ordinary Shares will automatically and immediately convert into the equivalent number of Class A Ordinary Shares.

Unless otherwise stated, references to the “Company”, “we”, “us”, and “our” in the prospectus are to LIL, the BVI entity that will issue the securities being offered in this prospectus. References to “our operating subsidiary” and “operating subsidiary” refer to TEM. Although our ownership interest in TEM is held through an intermediate company in the BVI, the structure under which we operate involves unique risks to investors. See “Risk Factors — Risks Related to our Corporate Structure” in our annual report on Form 20-F filed with the SEC on October 10, 2025 (the “Annual Report”).

Investing in our securities is highly speculative and involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 11 of this prospectus, as well as “Item 3. Key Information — D. Risk Factors” in our Annual Report and in other documents incorporated by reference into this prospectus. Nasdaq may also determine to delist our Class A Ordinary Shares for public interest concerns resulting from the dilutive impact and terms of the Series B Warrants in this offering.

We are an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Ordinary Unit	Per Pre-Funded Unit	Total
Public offering price	$0.6930	$0.6930	$15,999,999.94
Placement Agent fees(1)	$0.0485	$0.0485	$1,119,769.12
Proceeds, before expenses, to us(2)	$0.6445	$0.6445	$14,880,230.82

(1)	We have agreed to pay the Placement Agent a cash fee equal to seven percent (7%) of the gross proceeds of this offering and to reimburse the Placement Agent for certain expenses incurred relating to this offering in the amount of $150,000. See “Plan of Distribution” for a description of compensation and other items of value payable to the Placement Agent.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants.

We have engaged the Placement Agent as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. The Placement Agent has no obligation to buy any of the Units from us or to arrange for the purchase or sale of any specific number or dollar amount of the Units. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, the Placement Agent’s fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the Placement Agent the Placement Agent’s fees set forth in the table above and to provide certain other compensation to the Placement Agent. See “Plan of Distribution” of this prospectus for more information regarding these arrangements.

The date of this prospectus is March 23, 2026.

You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission (the “SEC”), together with the additional information described under the heading “Where You Can Find Additional Information” before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

LIL is a business company incorporated under the laws of the British Virgin Islands with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Exchange Act.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to:

●	“Articles” or “Articles of Association” are to the fourth amended and restated articles of association of the Company, adopted on March 16, 2026, to be effective upon the initial closing of this offering;

●	“BVI” is to the British Virgin Islands;

●	“BVI Act” is to the BVI Business Companies Act, as amended, supplemented or otherwise modified from time to time;

●	“Class A Ordinary Shares” are to the Class A ordinary shares, with a par value of $0.00001 each, of LIL;

●	“Class B Ordinary Shares” are to the Class B ordinary shares, with a par value of $0.00001 each, of LIL;

●	“Company,” “we,” “us,” and “LIL” are to Linkers Industries Limited, a business company incorporated in the BVI with limited liability under the BVI Act on December 8, 2022;

●	“Controlling Shareholder” is to Mr. Man Tak Lau, who as of the date of this prospectus beneficially owns an aggregate of 8,329,500 Ordinary Shares, including 5,829,500 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares, which represents approximately 62.0% of the total issued and outstanding Ordinary Shares and approximately 91.6% of the total voting power as of the date of this prospectus. See “Item 6. Directors, Senior Management and Employees – A. Directors and senior management” and “Item 7. Major Shareholders and Related Party Transactions – A. Major Shareholders” in our Annual Report, which is incorporated by reference herein, for more information;

●	“Exchange Act” is to the U.S. Securities Exchange Act of 1934, as amended;

●	“Euro,” “EUR,” or “€” is to the currency of the member states participating in the European Monetary Union;

●	“Hong Kong” is to Hong Kong special administrative region of the People’s Republic of China;

●	“IPO” is to an initial public offering of securities;

●	“LAPL” is to Linkers Asia Pacific Limited, a company incorporated in the BVI with limited liability, a direct wholly-owned subsidiary of LIL;

●	“LPW” is to LPW Electronics Co., Ltd., a limited liability company incorporated in Thailand, an associated company of the Company;

●

“Memorandum” or “Memorandum of Association” are to the fourth amended and restated articles of memorandum of the Company, adopted on March 16, 2026, to be effective upon the initial closing of this offering, as amended, supplemented and/or otherwise modified from time to time;

ii

●	“Nasdaq” is to The Nasdaq Stock Market LLC;

●	“Ordinary Shares” or “Shares” are to our Class A Ordinary Shares and Class B Ordinary Shares;

●	“RM” is to Ringgit Malaysia, the lawful currency of Malaysia;

●	“SEC” or “U.S. Securities and Exchange Commission” are to the United States Securities and Exchange Commission;

●	“Securities Act” is to the U.S. Securities Act of 1933, as amended;

●	“TEM” is to TEM Electronics (M) Sdn. Bhd., a company incorporated in Malaysia with limited liability, a direct wholly-owned subsidiary of TSPL and an indirect wholly-owned subsidiary of LIL;

●	“TSPL” is to TEM SP Limited, a company incorporated in the BVI with limited liability, a direct wholly-owned subsidiary of LIL; and

●	“U.S. dollars” or “US$” or “$” or “USD” or “dollars” are to United States dollar(s), the lawful currency of the United States.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

LIL is a holding company registered and incorporated in the BVI with operations conducted in Malaysia through its operating subsidiary, TEM. LIL’s reporting currency is RM. This prospectus contains translations of RM into U.S. dollars solely for the convenience of the reader. Unless otherwise noted, all translations from RM to U.S. dollars and from U.S. dollars to RM in this prospectus were calculated at the noon buying rate of US$1 = RM4.2084 on June 30, 2025 for figures during the fiscal years ended June 30, 2025 as published in H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that the RM or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RM, as the case may be, at any particular rate or at all.

LIL’s fiscal year ends on June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year. References to a particular “year” are also to our fiscal year ended June 30 of that calendar year unless the text indicates otherwise.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Class A Ordinary Shares. You should read the entire prospectus carefully and the documents incorporated by reference herein, including sections titled “Risk Factors” in this prospectus, Item 3 “Key Information”, Item 5 “Operating and Financial Review and Prospects”, Item 7 “Major Shareholders and Related Party Transactions”, Item 8 “Financial Information” in our Annual Report incorporated by reference in this prospectus. Unless the context otherwise requires, all references to “LIL,” “we,” “us,” “our,” the “Company,” and similar designations refer to Linkers Industries Limited, a business company incorporated in the BVI and its subsidiaries.

Business Overview

Through our operating subsidiary, we are a manufacturer and a supplier of wire/cable harnesses with our manufacturing operations in Malaysia and have more than 20 years’ experience in the wire/cable harnesses industry. Wire/cable harness refers to an assembly of wires/cables bound together with straps, cable ties and electrical tapes to transmit signals or electrical power. Our customers are generally global brand name manufacturers and original equipment manufacturers (“OEMs”) in the home appliances, industrial products and automotive industries that are mainly based in the Asia Pacific Region.

We work closely with customers in each stage of a product’s life cycle, including design, prototyping and production. Our business model enables us to offer customized wire harness for different applications and electrics designs. Our products are customized and made-to-order in accordance with the specific technical requirements of our customers.

Our revenue for the years ended June 30, 2023, 2024 and 2025 are approximately $7,346,084, $4,756,203 and $5,327,758, respectively.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors:

●	Customer base in diversified industries and long-term business relationship with renowned global brand name manufacturers and OEMs;

●	Extensive understanding of wire harness production process, up to date machinery and efficient management resulting in competitive pricing while maintaining quality;

●	High standard and commitment to quality control;

●	Strong customized production platform; and

●	Experienced management team with extensive knowledge of the manufacturing industry where we operate.

Our Strategies

We aim to accomplish our business objective, further strengthen our market position and continue to be a competitive manufacturer and supplier of wire/cable harnesses by pursing the following key strategies:

●	Upgrade and increase our production capacity;

●	Strengthen our sales and marketing efforts to diversify our customer base;

●	Enhance our capability level; and

●	Acquisition of companies and/or formation of joint ventures.

Corporate History and Structure

On October 31, 1995, TEM was incorporated under the laws of Malaysia to engage in the business of manufacturing connectors, assemblies and wire/cable harness. TSPL was incorporated under the laws of the BVI on November 15, 2022 as an investment holding company. As part of the reorganization, on December 14, 2022, TSPL acquired the entire issued share capital of TEM.

On December 8, 2022, LIL was incorporated under the laws of the BVI as a holding company. As part of the reorganization, on December 21, 2022, LIL acquired the entire issued share capital of TSPL, following which TSPL was wholly-owned by LIL, and TEM was indirectly wholly-owned by LIL.

In December, 2024, we completed our IPO and listed our Class A Ordinary Shares on Nasdaq under the symbol “LNKS”. We raised approximately $8.7 million, prior to deducting underwriting discounts and other offering expenses.

On September 11, 2025, LAPL was incorporated under the laws of the BVI as an investment holding company.

On October 16, 2025, LAPL acquired twenty percent (20%) of the outstanding shares of LPW who is principally engaged in the manufacturing of wire harnesses. LPW owns approximately 8,000 square meters of land in Pathum Thani, Thailand, with a production facility comprising a three-level main building and a dedicated warehouse totaling approximately 6,500 square meters, designed to support current operations and future expansion.

On March 3, 2026, the Board approved the increase of the authorized shares of the Company from 500,000,000 Ordinary Shares comprising 497,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares to 1,000,000,000 Ordinary Shares comprising 997,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares, effective upon the successful filing and registration of the third amended and restated memorandum of association and articles of association with the Registrar of Corporate Affairs in the British Virgin Islands, which filing and registration occurred on the same day.

On March 16, 2026, we entered into a share subscription agreement with our Controlling Shareholder, pursuant to which we have agreed to issue and allot to, and the Controlling Shareholder has agreed to subscribe for, 60,000,000 Class B Ordinary Shares for total consideration of $600 (the “Subscription”), subject to certain closing conditions. In connection with the Subscription, the Board approved the re-classification and re-designation of 60,000,000 Class A Ordinary Shares out of the authorized but unissued Class A Ordinary Shares to Class B Ordinary Shares (the “Re-Classification”) and adopted the Memorandum and Articles. The closing of the Subscription is conditioned upon the closing of this offering and the successful filing of the Memorandum and Articles. The Memorandum and Articles were filed on March 16, 2026.

The chart below illustrates our corporate structure as of the date of this prospectus:

We are a “controlled company” as defined under the rules and regulations of Nasdaq because, as of the date of this prospectus, our Controlling Shareholder owns approximately 62.0% of the total issued and outstanding Ordinary Shares and approximately 91.6% of the total voting power as of the date of this prospectus.

Holding Company Structure

LIL is a holding company registered and incorporated in the BVI, and is not a Malaysian operating company. As a holding company with no material operations, we conduct our operations in Malaysia through our operating subsidiary, TEM. This is an offering of securities of LIL, the holding company incorporated in the BVI, instead of securities of our operating subsidiary, TEM. You may never directly hold any equity interest in our operating subsidiary.

In order for us to distribute any dividends to our shareholders, we rely on dividends paid to us by our subsidiaries for our cash requirements, including funds to pay any dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from our operating subsidiary.

Transfers of Cash To and From Our Subsidiaries

As part of our cash management policies and procedures, our management monitors the cash position of our subsidiaries regularly and prepares budgets on a monthly basis to ensure it has the necessary funds to fulfil its obligations for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our chief financial officer and subject to approval by the Board.

Cash is transferred through our organization in the following manner: (i) funds are transferred to TEM, our operating subsidiary in Malaysia, from LIL as needed through TSPL, our BVI subsidiary in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by TEM to LIL through TSPL, our BVI subsidiary.

Under BVI Act, a BVI company can provide funding to its direct subsidiary (i) by making shareholder’s loan, (ii) by way of further subscription for shares or (iii) by way of capital contribution without subscribing for further shares. For LIL to transfer cash to its subsidiaries, LIL is permitted under the laws of the BVI to provide funding to its direct subsidiary, TSPL, in the three aforementioned ways subject to certain restrictions laid down in the BVI Act (as amended) and the memorandum and articles of association of LIL. Similarly, TSPL is permitted under the laws of the BVI to provide funding to our operating subsidiary, TEM, in the three aforementioned ways subject to certain restrictions laid down in the BVI Act (as amended) and the memorandum and articles of association of TSPL.

TEM’s ability to transfer funds to us in the form of dividends or other distributions is not materially restricted by regulatory provisions in accordance with laws and regulations in Malaysia. TEM is free to remit divestment proceeds, profits, dividends, or any income arising from any investment in Malaysia, as long as the payment is made in foreign currency, instead of Malaysian Ringgit, and in accordance with the Foreign Exchange Policy Notices issued by the Bank Negara Malaysia (the Central Bank of Malaysia).

Under the BVI Act (as amended), subject to the memorandum and articles of association, a BVI company may make a dividend distribution to its shareholders to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due.

Other than the above, we did not adopt or maintain any cash management policies and procedures dictating the amount of such funding or how funds are transferred and our subsidiaries have not experienced any difficulties or limitations on their ability to transfer cash between each other, to distribute earnings from our subsidiaries to LIL and to settle amounts owed under any applicable agreements as of the date of this prospectus.

During the years ended June 30, 2023, 2024 and 2025, LIL did not declare or pay any dividends or distributions and there was no transfer of assets among LIL and its subsidiaries.

See “Dividend Policy” in this prospectus and “Item 3. Key Information – D. Risk Factors — Risks Related to Doing Business in Malaysia — We rely on dividends and other distributions on equity paid by our subsidiaries to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business” in our Annual Report and “Consolidated Statements of Changes in Equity” in audited financial statements contained in this prospectus or incorporated by reference in this prospectus for more information.

Enforceability of Civil Liabilities

We are incorporated under the laws of the BVI with limited liability. Substantially all of our assets are located outside the United States. In addition, all of our directors and executive officers are nationals or residents in Malaysia or Hong Kong and substantially all of their assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors. See “Item 3. Key Information – D. Risk Factors — Risks Related to our Class A Ordinary Shares — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Malaysia or Hong Kong against us or our directors named in the annual report based on foreign law.” in our Annual Report incorporated by reference to this prospectus for more information.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to the laws of the BVI, has advised us that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers to impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the federal securities laws of the United States or the securities law of any state in the United States.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the BVI of judgments obtained in the federal or state courts of the United States (and the BVI is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the BVI, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the BVI, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI and (f) there is due compliance with the correct procedures under the laws of the BVI. However, the BVI courts are unlikely to enforce a punitive judgment of a United States court predicated upon the civil liability provisions of the federal securities laws in the United States without retrial on the merits if such judgment is determined by the courts of the BVI to give rise to obligations to make payments that may be regarded as fines, penalties or punitive in nature.

Mah-Kamariyah & Philip Koh, our counsel as to the laws of Malaysia, has advised us that enforcement of a foreign judgment in Malaysia could be effected through either statutory enforcement or the common law rule of enforcement. Under the Reciprocal Enforcement of Judgments Act 1958 of Malaysia (the “REJA”), judgments given by superior courts of reciprocating countries, as listed in the First Schedule to the REJA are recognized and may be enforced directly or summarily by way of registration of the judgment provided that such judgments satisfy the requirements as specified under the REJA. Foreign judgments obtained in countries other than the countries listed in the First Schedule to REJA, have to be enforced through the common law rule. Although the United States is not a reciprocating country listed in the First Schedule to the REJA, a judgment pronounced in the United States may still be enforced in Malaysia pursuant to Malaysian common law principles provided that such foreign judgments must fulfil certain conditions which include the following:

(a)	the judgment is for a definite sum, and which is final and conclusive;

(b)	the original court granting the judgment had competent jurisdiction in the action;

(c)	the judgment was not obtained by fraud;

(d)	the proceedings in which the judgment was obtained were not contrary to natural justice; and

(e)	the enforcement of the judgment would not be contrary to public policy in Malaysia.

K M Lai & Li, our counsel as to the laws of Hong Kong, has advised us that there is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty); and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Implications of Being a Controlled Company

We are a “controlled company” as defined under the Nasdaq Stock Market Rules because, as of the date of this prospectus, our Controlling Shareholder owns approximately 62.0% of our total issued and outstanding Shares, representing approximately 91.6% of the total voting power. As a result, we may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. See “Item 3. Key Information – D. Risk Factors — Risks Related to Our Corporate Structure — We are a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.”

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements, and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Class A Ordinary Shares pursuant to our IPO in December 2024. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed US$1.235 billion, or we issue more than US$1 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We are a foreign private issuer as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q or providing current reports on Form 8-K disclosing significant events within four days of their occurrence.

●

Exemption from Section 16 rules regarding sales of Class A Ordinary Shares by insiders or securities each for or convertible into Class A Ordinary Shares, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. However, on December 18, 2025, the Holding Foreign Insiders Accountable Act was enacted as part of the National Defense Authorization Act for Fiscal Year 2026, mandating directors and officers of foreign private issuers to file Section 16(a) reports (Forms 3, 4, and 5) with the SEC to report beneficial ownership interests in companies, effective on March 18, 2026. Our principal shareholders who are not our officers or directors, however, will remain exempt from Section 16(a) reporting requirements.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

On March 16, 2026, we notified Nasdaq that we intend to follow our home country practice in lieu of the following Nasdaq Listing Rules:

●	Rule 5620, which requires the holding of an annual meeting of shareholders no later than one year after each fiscal year-end;

●	Rule 5635(a) and (d), which require shareholder approval prior to an issuance of securities in connection with the acquisition of the stock or assets of another company, and with any transactions other than public offerings; and

●	Rule 5250(b)(3), which requires disclosure of third party director and nominee compensation.

We submitted to Nasdaq a written statement by counsel of the British Virgin Islands certifying that the above noncompliant practices are not prohibited under the laws of the British Virgin Islands, the Company’s home jurisdiction. In future, we may also rely on home country practices with respect to our other corporate governance. As a result of which, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

Corporate Information

Our principal executive office is located at Lot A99, Jalan 2A-3, A101 & A102, Jalan 2A, Kawasan Perusahaan MIEL Sungai Lalang, 08000 Sungai Petani, Kedah Darul Aman, Malaysia. Our telephone number is +604-4417802. Our registered office in the BVI is located at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, VG 1110, British Virgin Islands. Our website is www.linkers-hk.com. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor New York, NY 10168.

Recent Developments

Nasdaq Deficiency

On March 10, 2025, the Company received a letter from Nasdaq notifying the Company that based on the closing bid price of the Company for the period from January 24, 2025 to March 7, 2025, the Company no longer met the continued listing requirement of Nasdaq under Nasdaq Listing Rules 5550(a)(2), to maintain a minimum bid price of $1 per share (the “Minimum Bid Price Requirement”). The Company was provided 180 calendar days, or until September 8, 2025, in which to regain compliance with Nasdaq continued listing requirement. On September 9, 2025, the Company received a letter from Nasdaq notifying the Company that the Company was eligible for an additional 180 calendar day period, or until March 9, 2026, to regain compliance.

On February 27, 2026, Nasdaq notified the Company that the Company had regained compliance with the Minimum Bid Price Requirement, by having a closing bid price at or greater than $1.00 per Class A Ordinary Share from January 29, 2026 to February 26, 2026.

New Directors

On August 4, 2025, Ms. Carrie Chiu Ying Yu resigned from her positions as an independent director and a member of the Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee, effective as of the close of business on August 15, 2025.

On August 11, 2025, Ms. Kelly Wai Yan Hui resigned from her positions as an independent director, the Chair of the Compensation Committee, as well as a member of the Audit Committee, and Nominating and Corporate Governance Committee, with effect from the close of business on August 15, 2025.

Ms. Yu and Ms. Hui both resigned for personal reasons and not as the result of any dispute or disagreement with the Company or its board of directors.

Effective August 15, 2025, the Board appointed (a) Ms. Wan Man Chan as an independent director as well as a member of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee, and (b) Ms. Lee Chern Koay as an independent director as well as the Chair of Compensation Committee, a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Acquisition of LPW

On October 16, 2025, LAPL entered into an agreement with our Controlling Shareholder, for the purchase of 104,000 shares, or twenty percent (20%) of the outstanding shares, of LPW. The consideration of the transaction was THB 26,000,000 (Twenty Six Million Thai Baht), and the closing of the transaction was announced on October 31, 2025.

Increase of Authorized Shares

On March 3, 2026, the Board approved the increase of the authorized shares of the Company from 500,000,000 Ordinary Shares comprising 497,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares to 1,000,000,000 Ordinary Shares comprising 997,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares, to be effective upon successful filing and registration of the third amended and restated memorandum of association and articles of association with the Registrar of Corporate Affairs in the British Virgin Islands, which filing and registration occurred on the same day.

Issuance of Class B Ordinary Shares

On March 16, 2026, we entered into a share subscription agreement with our Controlling Shareholder, pursuant to which we have agreed to issue and allot, and the Controlling Shareholder has agreed to subscribe for, 60,000,000 Class B Ordinary Shares of the Company in the total consideration of $600 (the “Subscription”), subject to certain closing conditions. In connection with the Subscription, the Board approved the re-classification and re-designation of 60,000,000 Class A Ordinary Shares out of the authorized but unissued Class A Ordinary Shares to Class B Ordinary Shares (the “Re-Classification”) and adopted the Memorandum and Articles. Closing of the Subscription is conditional upon the closing of this offering and the successful filing of the Memorandum and Articles.

The Offering

Ordinary Units being offered:

Up to 23,088,023 Ordinary Units at a public offering price of $0.693 per Ordinary Unit, each consisting of one Class A Ordinary Share, one Series A Warrant to purchase one Class A Ordinary Share and one Series B Warrant to purchase one Class A Ordinary Share. The Ordinary Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Class A Ordinary Shares can each be purchased in this offering only with the accompanying Series A Warrants and Series B Warrants as part of the Ordinary Units, but the component parts of the Ordinary Units will be immediately separable and issued separately in this offering.

Pre-Funded Units being offered:

We are also offering to those purchasers, if any, whose purchase of the Ordinary Units in this offering would result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Class A Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase, if they so choose, Pre-Funded Units in lieu of the Ordinary Units. Each Pre-Funded Unit consists of one Pre-Funded Warrant to purchase one Class A Ordinary Share, one Series A Warrant to purchase one Class A Ordinary Share and one Series B Warrant to purchase one Class A Ordinary Share. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants can each be purchased in this offering only with the accompanying Series A Warrants and Series B Warrants as part of the Pre-Funded Units, but the component parts of the Pre-Funded Units will be immediately separable and issued separately in this offering.

For each Pre-Funded Unit that we sell, the number of Ordinary Units that we are offering will be decreased on a one-for-one basis. Each Pre-Funded Warrant will be immediately exercisable and may be exercised at any time, subject to ownership limitations. The purchase price of each Pre-Funded Unit is equal to the price per Ordinary Unit being sold to the public in this offering, minus $0.00001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit is $0.00001 per share. Because we will issue both a Series A Warrant and Series B Warrant as part of each Ordinary Unit or Pre-Funded Unit, the number of Series A Warrant and Series B Warrants sold in this offering will not change as a result of a change in the mix of the Ordinary Units and Pre-Funded Units sold.

Series A Warrants included in the Units offered:

Series A Warrants to purchase up to 121,212,121 Class A Ordinary Shares. The exercise price per share pursuant to the Series A Warrants will equal to 105% of the price per Ordinary Unit sold in this offering, or $0.764. The exercise price of the Series A Warrants will be reset immediately following the thirtieth (30th) calendar day (the “Reset Date”) following the issuance date of the Series A Warrants to a price that is equal to 105% of the arithmetic average of the three lowest per share VWAPs of the Class A Ordinary Shares on the trading market for the five (5) trading days immediately prior to the Reset Date, provided that such price shall not be lower than the Floor Price (as defined above). On the Reset Date, the number of Class A Ordinary Shares then available for issuance upon exercise of the Series A Warrants will be increased so the aggregate exercise price of the Series A Warrants on the issuance date of each Series A Warrant will remain unchanged following such reset. For example, on the Reset Date, at the Floor Price of $0.1386, a holder of Series A Warrant may be entitled to 5.25 Class A Ordinary Shares upon exercise of a Series A Warrant and holders of Series A Warrants may be issued up to 121,212,121 Class A Ordinary Shares if all Series A Warrants are exercised in full at the Floor Price of $0.1386 on the Reset Date. The Series A Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together with the other component parts of the Units in this offering. The Series A Warrants will be immediately exercisable and will expire on the one-year anniversary of the original issuance date. The Series A Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Series A Warrants. This prospectus also relates to the Class A Ordinary Shares issuable upon exercise of the Series A Warrants.

Series B Warrants included in the Units offered:

Series B Warrants to purchase up to 346,320,346 Class A Ordinary Shares. The exercise price per share pursuant to the Series B Warrants will equal to 170% of the price per Ordinary Unit sold in this offering, or $1.1781. The Series B Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together with the other component parts of the Units in this offering. The Series B Warrants will be immediately exercisable and will expire on the one-year anniversary of the original issuance date. The Series B Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Series B Warrants. This prospectus also relates to the offering of the Class A Ordinary Shares issuable upon exercise of the Series B Warrants.

If, at the time a holder exercises its Warrants, a registration statement registering the issuance or resale of the Class A Ordinary Shares underlying the Warrants under the Securities Act is not then effective or available for the issuance of such Class A Ordinary Shares, then in lieu of making the cash payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net number of Class A Ordinary Shares determined according to the formula set forth in the Warrants.

In addition to the rights with respect to cashless exercise set forth above, a Series B Warrant holder may, at any time and in its sole discretion, exercise its Series B Warrants in whole or in part by means of a “zero exercise price” option in which the holder will be entitled to receive a number of Class A Ordinary Shares equal to the product of (a) the number of shares that would be issuable upon exercise of the Series B Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the Low Price by (ii) 50% of the Low Price. This “zero exercise price” option will only be available at a time when the Low Price is lower than the then applicable Exercise Price. At no time shall the Low Price be lower than $0.1386 (the “Floor Price”). As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Series B Warrants because it is highly unlikely that a Series B Warrant holder will elect to pay an exercise price in cash to receive one Class A Ordinary Share when they could elect the zero exercise price option to receive more Class A Ordinary Shares than they would receive if they did pay an exercise price. As an example, holders of the Series B Warrants may elect to be issued up to 346,320,346 Class A Ordinary Shares upon the exercise of the Series B Warrants assuming the Low Price is equal to the Floor Price.

Number of Ordinary Shares outstanding immediately before this offering:	13,435,000 Ordinary Shares, consisting of 10,935,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares

Number of Ordinary Shares outstanding immediately after this offering:	96,523,023 Ordinary Shares, consisting of 34,023,023 Class A Ordinary Shares(1) and 62,500,000 Class B Ordinary Shares(2)

(1)	The number of Class A Ordinary Shares to be outstanding immediately after this offering is based on 10,935,000 Class A Ordinary Shares as of March 20, 2026. Unless otherwise indicated, all information in this prospectus no issuance of any Pre-Funded Units and no exercise of any Warrants.

(2)	After giving effect to the Subscription.

Voting Rights:

Class A Ordinary Shares are entitled to one (1) vote per share.

Class B Ordinary Shares are entitled to twenty (20) votes per share.

Holders of Class A Ordinary Shares and Class B Ordinary Shares will vote together as a single class, unless otherwise required by law or our Memorandum and Articles.

Use of proceeds:

We estimate that the net proceeds to us from this offering will be approximately $14,386,900, at the public offering price of $0.693 per Ordinary Unit, after deducting the Placement Agent’s fees, accountable expense allowance and estimated offering expenses payable by us. We intend to use a portion of the net proceeds to finance our potential acquisition of the equity interests in LPW, of which we currently own 20% of the outstanding shares, and the remainder for capital expenditures, operating capacity, working capital, general corporate purposes and potential business combinations or acquisitions in the future. As of the date of this prospectus, no definitive agreement has been entered into and there can be no assurance that the potential acquisition will be completed as currently contemplated or at all. For more information, see “Prospectus Summary - Recent Developments - Acquisition of LPW” on page 7.

For more information on the use of proceeds, see “Use of Proceeds” on page 20.

Listing:

Our Class A Ordinary Shares are listed on Nasdaq under the symbol “LNKS”. We do not intend to list the Warrants on Nasdaq or any other national securities exchange or any other nationally recognized trading system.

Risk factors:

Investing in our Class A Ordinary Shares is highly speculative and involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11, “Item 3. Key Information — D. Risk Factors” in our Annual Report and in other documents incorporated by reference in this prospectus. Nasdaq may also delist our Class A Ordinary Shares for public interest concerns resulting from the dilutive impact and terms of the warrants in this offering.

Transfer Agent:	VStock Transfer, LLC

RISK FACTORS

An investment in our securities involves significant risk. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations, and future growth prospects. Before making an investment in our securities, you should carefully consider the following information about these risks, including the risk factors described in our Annual Report, and all other information contained or incorporated by reference into this prospectus before deciding to invest in our securities. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Class A Ordinary Shares

The sale of a substantial number of Class A Ordinary Shares as a result of this offering in addition to the Class A Ordinary Shares that may be issued as a result of the exercise of the Warrants issued in this offering could cause the price of our Class A Ordinary Shares to fall below the minimum bid price requirements required by the Nasdaq Listing Rules and our Class A Ordinary Shares could be delisted from Nasdaq.

Nasdaq Listing Rule 5550(a)(2) requires our Class A Ordinary Shares to have a minimum bid price of at least $1.00 per share (the “Minimum Bid Price Requirement”). If we receive a letter from Nasdaq indicating that we are not compliant with the Minimum Bid Price Requirement for 30 consecutive business days, our Class A Ordinary Shares may be delisted from Nasdaq if we are not then eligible for a grace period of 180 calendar days from such notification to achieve compliance. While the Board is empowered under the Memorandum and Articles to effect a reserve split of our Class A Ordinary Shares with a ratio to be determined by the Board (the “Reverse Stock Split”), given the substantial number of Class A Ordinary Shares that will be sold as a result of this offering, we cannot assure you that such Reverse Stock Split would be sufficient for us to maintain compliance with the Minimum Bid Price Requirement. If we cannot maintain compliance with the Minimum Bid Price Requirement, our Class A Ordinary Shares could be delisted from Nasdaq. Furthermore, if Nasdaq determines that this offering has raised public interest concerns due to its dilutive effect, we may not be entitled to a grace period of 180 calendar days to regain compliance with the Minimum Bid Price Requirement and our Class A Ordinary Shares could be delisted from Nasdaq.

In addition, Nasdaq Listing Rule 5810(c)(3)(A)(iii) (the “Low Priced Stock Rule”) provides that if a company’s security has a closing bid price of $0.10 or less for ten consecutive trading days during any bid price compliance period, Nasdaq must issue a delisting determination with respect to that security and the company will not be eligible for the 180 calendar day grace period as discussed above. The closing price of our Class A Ordinary Shares on Nasdaq on March 20, 2026 was $0.693 per share. If the closing price of our Class A Ordinary Shares falls below $0.10, we may effectuate a reverse stock split, which may assist in raising the price of our Class A Ordinary Shares over $0.10. No assurances may be made as to whether our effectuation of a reverse stock would cure any future deficiencies regarding the price of our Ordinary Shares for purposes of the Low Priced Stock Rule.

Nasdaq Listing Rule 5810(c)(3)(A)(iv) provides that if a company has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the Company will not be eligible for any compliance period. Even though our board of directors is empowered to effect a reverse stock split, we cannot assure you that we can regain compliance with the Minimum Bid Price Requirement or Low Priced Stock Rule, whether within the maximum cumulative ratio that is permitted by Nasdaq or otherwise.

This offering may result in an immediate trading halt or delisting of our Class A Ordinary Shares from Nasdaq due to public interest concerns.

Under Nasdaq Listing Rule 5101, Nasdaq has broad discretionary authority to terminate the listing of securities, subject to a timely-requested hearing, if it determines that continued listing is not in the public interest, even if the issuer is in compliance with Nasdaq’s enumerated listing criteria. The Series A Warrants contain exercise price reset provisions that may result in a downward adjustment to the exercise price, subject to the Floor Price, as well as a corresponding increase to the number of Class A Ordinary Shares following such exercise price reset. As a result of such features, the price of our Class A Ordinary Shares issuable upon exercise of the Series A Warrants may be substantially below the then existing market price. Further, if the holders of the Series B Warrants elect the “zero exercise price” option, the maximum number of Class A Ordinary Shares issuable upon exercise of the Series B Warrants will equal to the product of (a) the number of shares that would be issuable upon exercise of the Series B Warrant in accordance with the terms of such warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the Low Price by (ii)  50% of the Low Price, resulting in a maximum of 346,320,346 Class A Ordinary Shares issuable upon the exercise of the Series B Warrants (assuming the Low Price is equal to the Floor Price). If The Nasdaq Stock Market determines the terms of this offering raise public interest concerns due to the dilutive nature of the transaction, or any other reason, The Nasdaq Stock Market may issue a determination letter to delist our Class A Ordinary Shares pursuant to its discretionary authority under Listing Rule 5101. In that event, even if we were to timely request a hearing with respect to The Nasdaq Stock Market’s determination to delist our Class A Ordinary Shares, The Nasdaq Stock Market may still impose an immediate halt on the trading of our Class A Ordinary Shares pursuant to Nasdaq Listing Rule 4120(a)(5) pending the outcome of such hearing. If trading in our Class A Ordinary Shares were to be halted or if The Nasdaq Stock Market were to determine to delist our Class A Ordinary Shares, investors could lose all or part of their investment and our ability to raise additional capital through the public or private sale of equity securities would be adversely affected.

We are aware of public disclosures by other Nasdaq-listed companies disclosing that such companies received notification letters from Nasdaq indicating that Nasdaq determined to delist such companies or impose an immediate trading halt as a result of public interest concerns related to offerings of warrants with zero exercise price or similar features, the terms of which, or the potential dilutive effect of which, are similar to this offering (and in some cases, less dilutive than this offering). To date, Nasdaq has not released formal guidance as to an acceptable level of dilution or terms with respect to these offering structures. As such, Nasdaq may also delist our Class A Ordinary Shares for public interest concerns resulting from the dilutive impact and terms of the common warrants in this offering regardless of whether we are in compliance with other continued listing criteria of Nasdaq.

If an active trading market does not develop, you may not be able to resell our Class A Ordinary Shares at any reasonable price.

An active trading market may not develop or, if developed, may not be sustained for the trading of our Class A Ordinary Shares. The lack of an active market may impair your ability to sell your Class A Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling Class A Ordinary Shares and may impair our ability to acquire other companies by using our Class A Ordinary Shares as consideration.

The trading price of our Class A Ordinary Shares could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

The trading prices of volatility and wide fluctuations could be due to factors beyond our control. This may happen due to broad market and industry factors, such as performance and fluctuation in the market prices or underperformance or deteriorating financial results of other listed companies in the same region. For example, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low-volume trading. The trading performances of other Hong Kong and Chinese companies’ securities after their offerings may affect the attitudes of investors toward Hong Kong-based, U.S.-listed companies, which consequently may affect the trading performance of our Class A Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure, or matters of other Hong Kong and Chinese companies may also negatively affect the attitudes of investors toward Hong Kong and Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are unrelated to our operating performance, which may have a material and adverse effect on the trading price of our Class A Ordinary Shares.

In addition to the above factors, the price and trading volume of our Class A Ordinary Shares may be highly volatile due to multiple factors, including the following:

●	Regulatory developments affecting us or our industry;

●	Variations in our revenues, profit, and cash flow;

●	Changes in the economic performance or market valuations of other financial services firms;

●	Actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	Changes in financial estimates by securities research analysts;

●	Detrimental negative publicity about us, our services, our officers, our directors, our Controlling Shareholder, our business partners, or our industry;

●	Announcements by us or our competitors of new service offerings, acquisitions, strategic relationships, joint ventures, capital raisings, or capital commitments;

●	Additions to or departures of our senior management;

●	Litigation or regulatory proceedings involving us, our officers, our directors, or our Controlling Shareholder;

●	Release or expiry of lock-up or other transfer restrictions on our outstanding Class A Ordinary Shares; and

●	Sales or perceived potential sales of additional Class A Ordinary Shares.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A Ordinary Shares will trade. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all. In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2022 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations. The Exchange Act requires, among other things, that we file annual and current reports with the SEC with respect to our business and operating results. Compliance with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time-consuming, or costly, and increases demand on our systems and resources.

As a result of disclosure of information in our annual report on Form 20-F and in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

Our Class A Ordinary Shares are currently listed on Nasdaq. Nasdaq may delist our Class A Ordinary Shares from trading, in which case the liquidity and market price of our Class A Ordinary Shares could decline.

If we fail to comply with the continued listing requirements to remain listed on Nasdaq, such as the Minimum Bid Price Requirement, Nasdaq may delist our Class A Ordinary Shares, we and our shareholders could face significant material adverse consequences, including:

●	A limited availability of market quotations for our Class A Ordinary Shares;

●	Reduced liquidity for our Class A Ordinary Shares;

●	A determination that our Class A Ordinary Shares are “penny stock,” which would require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	A limited amount of news about us and analyst coverage of us; and

●	A decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

In addition, on January 13, 2026, Nasdaq filed with the SEC certain proposed changes to the Nasdaq rules to adopt a new continued listing requirement that would require companies to maintain a minimum market value of listed securities of at least $5 million. If any company does not satisfy the proposed new requirements for a period of 30 consecutive business days, its securities will be suspended from trading and immediately delisted from Nasdaq. The proposed rules are subject to the approval by the SEC, who has designated April 29, 2026 as the date by which the SEC will either approve or disapprove, or institute proceedings to determine whether to disapprove, the proposed rule change.

The proposed rule aims to delist companies with a very low market capitalization. We cannot assure you that we will be able to maintain a minimum market value of listed securities of $5 million as required by the proposed rule. In the event that the proposed rule becomes effective, and we fail to comply with the additional continued listing requirements, our Class A Ordinary Shares may be suspended from trading and delisted by Nasdaq, which may materially affect the value of the Class A Ordinary Shares.

Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our board of directors, you must rely on price appreciation of our Class A Ordinary Shares for return on your investment.

Our board of directors has complete discretion as to whether to distribute dividends under our Memorandum and Articles. The declaration and payment of all dividends are subject to certain restrictions under British Virgin Islands law, namely that the Company may only pay dividends provided that the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due. Even if our board of directors decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow; our capital requirements and surplus; the amount of distributions, if any, received by us from our subsidiaries; and our financial condition, contractual restrictions, and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. We cannot assure you that our Class A Ordinary Shares will appreciate in value or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares, and you may even lose your entire investment in our Class A Ordinary Shares.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the British Virgin Islands, may differ significantly from corporate governance listing standards.

On March 16, 2026, we notified Nasdaq that we intend to follow its home country practice in lieu of the following Nasdaq Listing Rules:

●	Rule 5620, which requires the holding of an annual meeting of shareholders no later than one year after each fiscal year-end;

●	Rule 5635(a) and (d), which require shareholder approval prior to an issuance of securities in connection with the acquisition of the stock or assets of another company, and with any transactions other than public offerings; and

●	Rule 5250(b)(3), which requires disclosure of third party director and nominee compensation.

We submitted to Nasdaq a written statement by counsel of the British Virgin Islands certifying that the above noncompliant practices are not prohibited under the laws of the British Virgin Islands, the Company’s home jurisdiction. In future, we may also rely on home country practices with respect to our other corporate governance. As a result of which, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

Risks Related to our Corporate Structure

We have a dual-class voting structure, which will significantly limit your ability to influence corporate matters and could discourage others from pursuing any change of control or takeover transactions that holders of our Class A Ordinary Shares may view as beneficial or otherwise in their best interest.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Based on our dual-class voting structure, holders of Class A Ordinary Shares are entitled to one (1) vote per share in respect of matters requiring the votes of shareholders, while holders of Class B Ordinary Shares are entitled to twenty (20) votes per share. Due to the disparate voting powers associated with our two classes of ordinary shares, our Controlling Shareholder beneficially owns 91.6% of the total voting power of the Company as of the date of this prospectus, and will beneficially own 64.0% of the total voting power of the Company immediately following the completion of this offering, assuming the sale of all of the Units we are offering at the public offering price of $0.693 per Ordinary Unit and after giving effect to the Subscription. As a result, for so long as our Controlling Shareholder owns a controlling or significant voting interest in our Shares, he generally may be able to control or significantly influence, directly or indirectly and subject to applicable law, all matters affecting us, including without limitation:

●	the election of directors;

●	approving liquidation plan;

●	amendment of the memorandum and articles of association of our Company; and

●	other matters that would require a resolution of shareholders of the Company under the BVI law, such as change of company name, re-domicile of our Company to another jurisdiction and reduction of share capital.

Furthermore, the disparate voting rights may also have anti-takeover effects preventing a change in control transaction that shareholders might consider in their best interest.

The interests of our Controlling Shareholder may not coincide with your interests, and it may make decisions with which you disagree, including decisions on important topics such as the composition of the board of directors, compensation, management succession, and our business and financial strategy. To the extent that the interests of our Controlling Shareholder differ from your interests, you may be disadvantaged by any action that they may seek to pursue. This concentrated control could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A Ordinary Shares of the opportunity to sell their shares at a premium over the prevailing market price.

Furthermore, we cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A Ordinary Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of dual-class structures and temporarily barred new dual-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual-class capital structure makes us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices are not expected to invest in our stock. These policies are still fairly new, and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our multi-class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A Ordinary Shares less attractive to other investors. As a result, the market price of our Class A Ordinary Shares could be adversely affected.

Risks Related to the Units and the Securities Offered

There is no public market for the Series A Warrants, the Series B Warrants or the Pre-Funded Warrants.

The Series A Warrants, the Series B Warrants and the Pre-Funded Warrants offered in this offering are not and will not be listed on any securities exchange. Also, we do not intend to apply to have the Warrants listed on any securities exchange. Consequently, there is no public trading market for the Warrants, and we do not expect a market to develop. Accordingly, investors may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the Warrants. This lack of a trading market could result in investors being unable to liquidate their investment in the Warrants or to sell them at a price that reflects their value. The absence of a public market for these securities could also reduce the liquidity and market price of our Class A Ordinary Shares to which these Warrants are exercisable. Investors should be prepared to bear the risk of investment in the Warrants indefinitely.

This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the Units in this offering. The Placement Agent has no obligation to buy any of the Units from us or to arrange for the purchase or sale of any specific number or dollar amount of the Units. There is no required minimum number of Units that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent’s fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the Units offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Units sufficient to fund our business plan. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Because there is no minimum required for this offering to close, investors in this offering will not receive a refund in the event that we do not sell an amount of Units sufficient to pursue the business goals outlined in this prospectus.

We have not specified a minimum offering amount in connection with this offering. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, any proceeds from the sale of the Units offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Upon closing of this offering, investor funds will not be returned under any circumstances whether during or after this offering.

Lack of voting rights.

Holders of the Warrants will not have the same voting rights as those associated with our Class A Ordinary Shares and may have no voting rights with respect to the shares underlying the Warrants until such Class A Ordinary Shares are acquired upon exercise of the Warrants. As a result, if such holders do not exercise their Warrants, they will not have any influence over matters requiring shareholders’ approval during the period they hold the Warrants.

Exercise and conversion dilution.

The exercise of the Warrants will increase the number of Class A Ordinary Shares issued and outstanding, which will dilute the ownership interests of existing shareholders. The amount of dilution, or the reduction in value to existing Class A Ordinary Shares, is determined by the amount of shares ultimately obtained upon the exercise of the Warrants relative to the number of Class A Ordinary Shares outstanding at the time of exercise.

If the Series B Warrants are deemed to be non-compliant with Nasdaq rules, we may be required to amend the terms of the Series B Warrants, and could be subject to delisting.

While the Company believes the Series B Warrants are compliant with the rules and regulations of Nasdaq, the Company cannot provide any guarantee that the Series B Warrants, or, based on the Series B Warrants, this offering is compliant with such rules and regulations, and Nasdaq may require amendment to the terms of the Series B Warrants in order to comply with its rules and regulations including terms that are less favorable to the investors in this offering. Additionally, if we are unable to adequately address Nasdaq rules, our Class A Ordinary Shares could be subject to delisting from Nasdaq, which would materially adversely affect our liquidity and investors’ investment in our securities.

If the holders of the Series B Warrants elect to exercise such warrants using the zero exercise price option, we may not receive any additional funds and our shareholders will suffer substantial dilution.

The Series B Warrants contain a zero exercise price provision which provides the holders the right, at their option, to receive a number of Class A Ordinary Shares equal to the product of (a) the number of shares that would be issuable upon exercise of the Series B Warrant in accordance with the terms of such warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the Low Price by (ii)  50% of the Low Price. This “zero exercise price” option is only available at a time when the Low Price is lower than the then applicable Exercise Price. At no time can the Low Price be lower than the Floor Price. As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Series B Warrants in these circumstances because it is highly unlikely that a Series B Warrant holder will elect to pay an exercise price in cash to receive one Class A Ordinary Share at a time when they could elect the zero exercise price option to receive more Class A Ordinary Shares than they would receive if they did pay an exercise price.

Based on the Floor Price of $0.1386 an exercising holder of a Series B Warrant is entitled to receive up to 15 Class A Ordinary Shares for each Series B Warrant they exercise if the market price for the Class A Ordinary Shares drops to the Floor Price, or 346,320,346 Class A Ordinary Shares in the aggregate. If holders elect the zero exercise price option, on this basis, such exercise will result in substantial dilution to our shareholders.

The Warrants have beneficial ownership limitations.

An investment in the Units involves a significant risk due to the 4.99% (or 9.99% if the investor so elects) beneficial ownership limitation that the Warrants are subject to. The terms of the Warrants prohibit any single holder from exercising the Warrants if such exercise would result in the holder beneficially owning more than 4.99% (or 9.99% if the investor so elects) of our outstanding Class A Ordinary Shares immediately after the exercise, as elected by the holder at the time of issuance of the warrants. This limitation may also hinder the holder’s ability to sell or exercise the Warrants when it may be most advantageous to do so, which could affect the value of their investment.

Risks Related to the Potential Acquisition of LPW

While we intend to acquire additional equity interests in LPW but there is no assurance that such potential acquisition will be completed on the terms that we have expected or at all.

We current own twenty percent (20%) of the outstanding shares of LPW. See “Prospectus Summary – Recent Developments – Acquisition of LPW.” We intend to acquire further equity interest in LPW. The amount and structure of the consideration could change as a result of subsequent negotiations, due diligence, or other factors. Any definitive agreement with respect to such potential acquisition would be subject to approval by the respective parties to the definitive agreement, including approval by our Board, and would likely include a number of customary provisions, including without limitation, representations and warranties of us, our Controlling Shareholder and LPW, restrictive covenants, and indemnification provisions, as well as various closing conditions, including without limitation, receipt of applicable third party approvals, satisfactory financing and licensing arrangements. There can be no assurance that the parties will ultimately negotiate and enter into a definitive transaction agreement on the terms that we have expected or otherwise. In addition, during the course of negotiations, we may incur expenses in the negotiation and due diligence process. If we are unable to complete the potential acquisition, we will have incurred expenses without our shareholders realizing any benefits therefrom. Additionally, if we fail to consummate such potential acquisition, such failure could result in fluctuations to the market price of our Class A Ordinary Shares, and may have a material adverse impact on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

●	our ability to comply with continued listing requirements of Nasdaq;

●	risks related to the immediate halting or delisting of our Class A Ordinary Shares from Nasdaq;

●	risks relating to ownership of our Class A Ordinary Shares, including high volatility and dilution, and the Warrants;

●	timing of the development of future business;

●	capabilities of our business operations;

●	expected future economic performance;

●	competition in our market;

●	continued market acceptance of our services and products distributed by us;

●	changes in the laws that affect our operations;

●	inflation and fluctuations in foreign currency exchange rates;

●	our ability to obtain and maintain all necessary government certifications, approvals, and/or licenses to conduct our business;

●	continued development of a public trading market for our securities;

●	the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations;

●	managing our growth effectively;

●	projections of revenue, earnings, capital structure, and other financial items;

●	fluctuations in operating results;

●	dependence on our senior management and key employees; and

●	other factors set forth under “Risk Factors” in this prospectus and “Item 3. Key Information — D. Risk Factors” in our Annual Report, which is incorporated by reference herein.

You should refer to the section titled “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and in the documents incorporated by reference herein and therein will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and the documents incorporated by reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that we will receive approximately $14,386,900 in net proceeds from the sale of 23,088,023 Ordinary Units offered by us in this offering, after deducting the Placement Agent’s fees, accountable expense allowance and estimated offering expenses of approximately $328,200 payable by us and assuming no sale of any Pre-Funded Units and no exercise of any Warrants.

We expect to use a portion of the net proceeds to finance our potential acquisition of additional equity interests in LPW, of which we currently own 20% of the outstanding shares, and the remainder for capital expenditures, operating capacity, working capital, general corporate purposes and potential business combinations or acquisitions in the future. As of the date of this prospectus, no definitive agreement has been entered into and there can be no assurance that the potential acquisition will be completed as currently contemplated or at all. For more information, see “Prospectus Summary - Recent Developments - Acquisition of LPW” on page 7. We intend to use these proceeds for capital expenditures, operating capacity, working capital, general corporate purposes and potential business combinations or acquisitions in the future.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Our management will have discretion in allocating the net proceeds in accordance with the above priorities and purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our expansion and development efforts, whether or not we enter into strategic transactions, our general operating costs and expenditures, and the changing needs of our business.

DIVIDEND POLICY

We do not have any present plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business, and we do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors, subject to compliance with applicable BVI laws regarding solvency. Our board of directors will take into account general economic and business conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and other implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

Under the BVI Act, a BVI company may make a dividend distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due.

We are a holding company incorporated in the BVI. In order for us to distribute any dividends to our shareholders, we rely on dividends paid to us by our subsidiaries for our cash requirements, including funds to pay any dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from our operating subsidiary.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, debt and capitalization as of June 30, 2025:

●	on an actual basis;

●	on a pro forma basis to give effect to the Subscription; and

●	on a pro forma as adjusted basis to give further effect to the issuance of all 23,088,023 Ordinary Units in this offering at the public offering price of $0.693 per Ordinary Unit, assuming no sales of Pre-Funded Units and no exercise of the Warrants issued in connection with this offering, after deducting Placement Agent’s fees, accountable expense allowance and estimated offering expenses payable by us, as set forth in this prospectus.

You should read the following table in conjunction with the sections entitled “Use of Proceeds” and “Item 5. Operating and Financial Review and Prospects,” and our financial statements and the related notes thereto included in our Annual Report, which is incorporated by reference herein.

	As of June 30, 2025
	Actual (Audited)	Pro froma (Unaudited)	Pro forma As Adjusted (Unaudited)
Cash and cash equivalents	$5,637,222	$5,637,822	$20,024,491
Ordinary Shares, $0.00001 par value per share: 1,000,000,000 shares authorized comprising of (i) 997,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares, actual and (ii) 937,500,000 Class A Ordinary Shares and 62,500,000 Class B Ordinary Shares, pro forma and pro forma as adjusted; 13,435,000 shares issued comprising 10,935,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares and outstanding, actual; 73,435,000 shares issued comprising 10,935,000 Class A Ordinary Shares and 62,500,000 Class B Ordinary Shares and outstanding, pro forma; and 96,523,023 shares issued and outstanding pro forma as adjusted comprising 34,023,023 Class A Ordinary Shares and 62,500,000 Class B Ordinary Shares;	$137	$737	$968
Additional paid-in capital	-	-	14,386,669
Capital reserve	2,591,673	2,591,673	2,591,673
Share premium	6,531,468	6,531,468	6,531,468
Retained earnings/(Accumulated losses)	(32,883)	(32,883)	(32,883)
Total shareholders’ equity	$9,090,395	$9,090,995	$23,477,895
Total liabilities	$2,411,544	$2,411,544	$2,411,544
Total capitalization	$9,090,395	$9,090,995	$23,477,895

DESCRIPTION OF SHARES

The following description of the share capital of the Company and the provisions of our Memorandum and Articles of Association are summaries, do not purport to be complete and is qualified in its entirety by reference to the forms of our Memorandum and Articles of Association, filed as an exhibit to the registration statement of which this prospectus is a part.

We are a BVI business company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the BVI Act.

As of the date of this prospectus, we are authorized to issue up to a maximum of 1,000,000,000 ordinary shares of a single class with a par value of $0.00001 each comprising (i) 997,500,000 Class A Ordinary Shares; and (b) 2,500,000 Class B Ordinary Shares.

As of the date of this prospectus, we have 10,935,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares issued and outstanding. All of our shares issued and outstanding are fully paid, and all of our shares to be issued in this offering will be issued as fully paid.

Our Memorandum and Articles

We have adopted the Memorandum and Articles, which will become effective upon the closing of this offering and replace our current memorandum and articles of association in its entirety. The following are summaries of material provisions of the Memorandum and Articles and of the BVI Act, insofar as they relate to the material terms of our Ordinary Shares.

Ordinary Shares

General. All of our issued Ordinary Shares are fully paid and non-assessable. Certificates evidencing the Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the BVI may freely hold and vote their Ordinary Shares. We are authorized to issue up to a maximum of 1,000,000,000 ordinary shares of a single class with a par value of $0.00001 each comprising (i) 937,500,000 Class A Ordinary Shares; and (b) 62,500,000 Class B Ordinary Shares.

Holders of our Class A Ordinary shares and Class B Ordinary Shares will have the same rights except for voting and conversion rights. The Class A Ordinary Shares and the Class B Ordinary Shares carry equal rights and rank pari passu with one another, including the rights to dividends and other capital distributions.

Conversion. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares or the transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise by a holder thereof to any person or entity which is neither ultimately controlled by Mr. Man Tak Lau (the “Founder”) nor another holder of Class B Ordinary Shares or an Affiliate (as defined in the Articles) of such another holder, all Class B Ordinary Shares held by a holder thereof shall be automatically and immediately converted into an equal number of Class A Ordinary Shares. Upon any sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person or entity which is neither ultimately controlled by the Founder nor another holder of Class B Ordinary Shares or an Affiliate (as defined in the Articles) of such another holder, all Class B Ordinary Shares held by a holder thereof shall be automatically and immediately converted into an equal number of Class A Ordinary Shares.

Distributions. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Act.

Voting rights. Any action required or permitted to be taken by the shareholders must be effected at a duly called general meeting of the shareholders entitled to vote on such action or may be effected by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each Class A Ordinary Share which such shareholder holds and 20 votes for each Class B Ordinary Share which such shareholder holds. Holders of Class A Ordinary Shares and holders of Class B Ordinary Shares shall vote together as a single class, on all matters that require shareholders’ approval.

Qualification. There is currently no shareholding qualification for directors.

Meetings. We must provide not less than seven days’ notice of all meetings of shareholders to those persons whose names appear as shareholders in the register of members on the date of the notice is given and are entitled to vote at the meeting. Our board of directors shall call a meeting of the shareholders upon the written request of shareholders holding at least 30% of voting rights. In addition, our board of directors may call a meeting of shareholders on its own motion. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver on his part.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50% of the votes of Ordinary Shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day at the same time and place or to such other time and place as the board of directors may determine, and if shareholders representing not less than one-third of the votes of the Ordinary Shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. No business may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders. If the chair of our board of directors is not present then the shareholders present shall choose a shareholder to chair the meeting of shareholders. If the shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman.

A corporation that is a shareholder shall be deemed for the purpose of our Memorandum and Articles to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders. There are no provisions in the Articles of Association relating to rights of minority shareholders in relation to fraud or oppression. However, certain remedies are available to shareholders of the Company under the BVI law as summarized below.

The BVI Act contains various mechanism to protect minority shareholders, including:

(i)	Restraining or Compliance Orders: if a company or a director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the BVI Act or the company’s memorandum and articles of association, the court may, on the application of a member or a director of the company, make an order directing the company or its director to comply with, or restraining the company or director from engaging in conduct that contravenes, the BVI Act or the company’s memorandum and articles of association;

(ii)	Derivative Actions: the court may, on the application of a member of a company, grant leave to that member to:

(a)	bring proceedings in the name and on behalf of that company; or

(b)	intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company; and

(iii)

Unfair Prejudice Remedies: a member of a company who considers that the affairs of the company have been, are being or are likely to be, conducted in a manner that is, or any acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him, may apply to the court for an order and, if the court considers that it is just and equitable to do so, it may make such order as it thinks fit, including, without limitation, one or more of the following orders:

(a)	in the case of a shareholder, requiring the company or any other person to acquire the shareholder’s shares;

(b)	requiring the company or any other person to pay compensation to the member;

(c)	regulating the future conduct of the company’s affairs;

(d)	amending the memorandum or articles of association of the company;

(e)	appointing a receiver of the company;

(f)	appointing a liquidator of the company under section 159(1) of the Insolvency Act;

(g)	directing the rectification of the records of the company; and

(h)	setting aside any decision made or action taken by the company or its directors in breach of the BVI Act or the company’s memorandum and articles of association.

(iv)

Personal and Representative Actions: a member is able to bring an action against the company for a breach of a duty owed by the company to member in his capacity as a member. Where a member brings such an action and other members have the same (or substantially the same) action against the company, the court may appoint the first member to represent all or some of the members having the same interest and may make an order:

(a)	as to the control and conduct of the proceedings;

(b)	as to the costs of the proceedings; and

(c)	directing the distribution of any amount ordered to be paid by a defendant in the proceedings among the members represented.

The BVI Act provides that any member of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following:

(i)	a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(ii)	a consolidation, if the company is a constituent company;

(iii)

any sale, transfer, lease, exchange or other disposition of more than 50% of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including:

(a)	a disposition pursuant to an order of the court having jurisdiction in the matter;

(b)	a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one (1) year after the date of disposition; or

(c)	a transfer pursuant to the power of the directors to transfer assets for the protection thereof;

(iv)	a redemption of 10% or less of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and

(v)	an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s memorandum and articles of association.

Pre-emptive rights. There are no pre-emptive rights applicable to the issue by us of new Ordinary Shares under either BVI law or our Memorandum and Articles.

Transfer of Ordinary Shares. Subject to the restrictions in the applicable securities laws, any of our shareholders may transfer all or any of his or her Ordinary Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any Ordinary Shares.

Liquidation. The BVI court has authority under the Insolvency Act of the BVI to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

A BVI company may enter into voluntary liquidation under the BVI Act if it has no liabilities or is able to pay its debts as they fall due and the value of its assets equals or exceeds its liabilities.

Calls on Ordinary Shares and forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least fourteen days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture. For the avoidance of doubt, if the issued shares have been fully paid in accordance with the terms of its issuance and subscription, the board of directors shall not have the right to make calls on such fully paid shares and such fully paid shares shall not be subject to forfeiture.

Purchase or redemption of Ordinary Shares. Subject to the provisions of the BVI Act, the board of directors may purchase, redeem or otherwise acquire and hold its own shares on such terms and in such manner as may be determined by our Memorandum and Articles and subject to any applicable requirements imposed from time to time by, the BVI Act, the SEC, the NASDAQ Capital Market, or by any recognized stock exchange on which our securities are listed.

Modification of rights. All or any of the special rights attached to any class of shares may, subject to the provisions of the BVI Act, be amended only pursuant to consent in writing of all the holders of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of that class.

To every such separate general meeting all the provisions of the Articles relating to general meetings of shareholders shall, mutatis mutandis, apply, but so that:

(i)

separate general meetings of the holders of a class or series of shares may be called only by (a) the chairman of the board of directors, or (b) a majority of the entire board of directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series);

(ii)

the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons (or in the case of a shareholder being a corporation, its duly authorized representative) together holding or representing by proxy not less than one-third in nominal or par value of the issued shares of that class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum);

(iii)	every holder of shares of the class shall be entitled (whether on show of hands or on a poll) to one vote for every such share held by him; and
(iv)	any holder of shares of the class present in person or by proxy or authorized representative may demand a poll.

Changes in the number of shares we are authorized to issue and those in issue. We may from time to time by a resolution of shareholders or resolution of our board of directors:

●	amend our Memorandum and Articles to increase or decrease the maximum number of shares we are authorized to issue;
●	subject to our Memorandum and Articles, sub-divide our authorized and issued shares into a larger number of shares than our existing number of shares; and
●	subject to our Memorandum and Articles, consolidate our authorized and issued shares into a smaller number of shares than our existing number of shares.

Untraceable shareholders. Our Memorandum and Articles contain no provision entitling us to sell the shares of a shareholder who is untraceable.

Inspection of books and records. Members of the general public, on a payment of a nominal fee, can inspect the public records of a company available at the office of the BVI Registrar of Corporate Affairs (the “Registrar”) which will include, inter alia, the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and the records of licence fees paid to date.

A director of a BVI company may, on giving reasonable notice, inspect (and make copies of) the documents and records of a BVI company without charge and at a reasonable time specified by the director.

A member of a BVI company may, on giving written notice to a BVI company, inspect the company’s memorandum and articles of association, the register of members, the register of directors and the minutes of meetings and resolutions of members and of those classes of members of which he is a member.

Subject to any provision to the contrary in the company’s memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. The directors shall, as soon as reasonably practicable, notify a member of any exercise of such powers. Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the BVI court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

A company shall keep minutes of all meetings of directors, members, committees of directors and committees of members and copies of all resolutions consented to by directors, members, committees of directors and committees of members. The books, records and minutes required by the BVI Act shall be kept at the office of the BVI registered agent of the company or at such other place as the directors determine. See “Where You Can Find Additional Information.”

Rights of non-resident or foreign shareholders. There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Ordinary Shares. Our Memorandum and Articles authorizes our board of directors to issue additional Ordinary Shares from authorized but unissued Ordinary Shares, to the extent available, from time to time as our board of directors shall determine.

Differences in Corporate Law

The BVI Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and, for illustrative purposes only, the Delaware General Corporation Law (the “DGCL”), which are applicable to corporations incorporated in the state of Delaware and their shareholders.

Mergers and Similar Arrangements. Under the BVI Act, two or more BVI companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent BVI company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders. One or more BVI companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the BVI, if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the BVI are incorporated. In respect of such a merger or consolidation a BVI company is required to comply with the provisions of the BVI Act and a company incorporated outside the BVI is required to comply with the laws of its jurisdiction of incorporation.

Shareholders of BVI companies not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Under Delaware law each corporation’s board of directors must approve a merger agreement. The merger agreement must state, among other terms, the terms of the merger and method of carrying out the merger. This agreement must then be approved by the majority vote of the outstanding stock entitled to vote at an annual or special meeting of each corporation, and no class vote is required unless provided in the certificate of incorporation.

Delaware permits an agreement of merger to contain a provision allowing the agreement to be terminated by the board of directors of either corporation, notwithstanding approval of the agreement by the stockholders of all or any of the corporations (1) at any time prior to the filing of the agreement with the Secretary of State or (2) after filing if the agreement contains a post-filing effective time and an appropriate filing is made with the Secretary of State to terminate the agreement before the effective time. In lieu of filing an agreement of merger, the surviving corporation may file a certificate of merger, executed in accordance with Section 103 of the DGCL. The surviving corporation is also permitted to amend and restate its certification of incorporation in its entirety. The agreement of merger may also provide that it may be amended by the board of directors of either corporation prior to the time that the agreement filed with the Secretary of State becomes effective, even after approval by stockholders, so long as any amendment made after such approval does not adversely affect the rights of the stockholders of either corporation and does not change any term in the certificate of incorporation of the surviving corporation. If the agreement is amended after filing but before becoming effective, an appropriate amendment must be filed with the Secretary of State. If the surviving corporation is not a Delaware corporation, it must consent to service of process for enforcement of any obligation of the corporation arising as a result of the merger; such obligations include any suit by a stockholder of the disappearing Delaware corporation to enforce appraisal rights under Delaware law.

If a proposed merger or consolidation for which appraisal rights are provided is to be submitted for approval at a shareholder meeting, the subject company must give notice of the availability of appraisal rights to its shareholders at least 20 days prior to the meeting.

A dissenting shareholder who desires to exercise appraisal rights must (a) not vote in favor of the merger or consolidation; and (b) continuously hold the shares of record from the date of making the demand through the effective date of the applicable merger or consolidation. Further, the dissenting shareholder must deliver a written demand for appraisal to the company before the vote is taken. The Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court will take into account “all relevant factors.” Unless the Delaware Court of Chancery in its discretion determines otherwise, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and accrue at 5% over the Federal Reserve discount rate.

Shareholders’ Suits. The BVI Act provides for remedies which may be available to shareholders. Where a company incorporated under the BVI Act or any of its directors engages in, or proposes to engage in, conduct that contravenes the BVI Act or the company’s memorandum and articles of association, the BVI courts can issue a restraining or compliance order. Shareholders can also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members’ remedies has also been incorporated into the BVI Act: where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may apply to the court for an order based on such conduct.

Any shareholder of a company may apply to court for the appointment of a liquidator of the company and the court may appoint a liquidator of the company if it is of the opinion that it is just and equitable to do so.

The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (e) an arrangement, if permitted by the court.

Indemnification of Directors and Executive Officers and Limitation of Liability. Under BVI law, a company may provide very broad indemnification for its directors, officers, and other persons in its articles of association. Such indemnification is permitted except to the extent limited by the BVI Act or public policy. In particular, a company may not indemnify a person unless such person acted honestly and in good faith and, in the case of criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. Indemnification against criminal acts, fraud, or conduct contrary to public policy will not be enforceable.

This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. BVI law provides that every director of a BVI company in exercising his powers or performing his duties shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, BVI law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes BVI law or the memorandum association or articles of association of the company.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Shareholder Action by Written Consent. Our Memorandum and Articles provide that shareholders may approve corporate matters by way of a resolution approved at a duly constituted meeting of shareholders by the affirmative vote of a simple majority of the votes of those shareholders entitled to vote and voting on the resolution; or a resolution consented to in writing by all of the shareholders entitled to vote thereon.

Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder Proposals. BVI law and our Memorandum and Article provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested.

Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative Voting. There are no prohibitions to cumulative voting under the laws of the BVI, but our Memorandum and Articles do not provide for cumulative voting.

Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Our Articles provides that a director may be removed from office by a resolution of shareholders or by resolution of directors. A resolution for the removal of a director may only be passed at a meeting called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least seventy-five percent (75%) of the votes of the shareholders or directors entitled to vote.

Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with Interested Shareholders. The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

BVI law has no comparable provision. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. Although BVI law does not regulate transactions between a company and its significant shareholders, it does provide that transactions by the Company must be entered into bona fide in the best interests of the company and not with the effect of oppressing or constituting a fraud on the minority shareholders.

Dissolution; Winding up. As permitted by BVI law and our Memorandum and Articles, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due and value of the Company’s assets equals or exceeds its liabilities.

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under our Memorandum and Articles, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied pursuant to consent in writing of all the holders of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of that class.

To every such separate general meeting all the provisions of the Articles relating to general meetings of shareholders shall, mutatis mutandis, apply, but so that:

(a)	separate general meetings of the holders of a class or series of shares may be called only by (i) the chairman of the board of directors, or (ii) a majority of the entire board of directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series);

(b)	the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons (or in the case of a shareholder being a corporation, its duly authorized representative) together holding or representing by proxy not less than one-third in nominal or par value of the issued shares of that class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum);

(c)	every holder of shares of the class shall be entitled (whether on show of hands or on a poll) to one vote for every such share held by him; and

(d)	any holder of shares of the class present in person or by proxy or authorized representative may demand a poll

Amendment of Governing Documents. As permitted by BVI law, our Memorandum and Articles may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Listing

The Class A Ordinary Shares are listed on the Nasdaq under the symbol “LNKS”. On March 20, 2026, the last reported sale price of our Class A Ordinary Shares on Nasdaq was $0.693 per share.

Transfer Agent

The transfer agent of our Class A Ordinary Shares is VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, New York 11593.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Ordinary Units

We are offering the Ordinary Units at the public offering price of $0.693 per Ordinary Unit. Each Ordinary Unit consists of one Class A Ordinary Share, one Series A warrant to purchase one Class A Ordinary Share, and one Series B warrant to purchase one Class A Ordinary Share at the public offering price of $0.693 per Ordinary Unit. The Ordinary Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Class A Ordinary Shares can be purchased in this offering only with the accompanying Series A Warrants and Series B Warrants as part of the Ordinary Units, but the component parts of the Ordinary Units will be immediately separable and issued separately in this offering.

Pre-Funded Units

We are offering Pre-Funded Units at a price equal to the price per Ordinary Unit, minus $0.00001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.00001 per Class A Ordinary Share. Each Pre-Funded Unit consists of one Pre-Funded Warrant to purchase one Class A Ordinary Share, one Series A Warrant and one Series B Warrant. For each Pre-Funded Unit that we sell, the number of Ordinary Units that we are offering will be decreased on a one-for-one basis. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants, Series A Warrants and Series B Warrants are immediately separable, will be issued separately in this offering and may be transferred separately immediately upon issuance.

Series A Warrants

The following summary of certain terms and provisions of the Series A Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the terms and provisions of the form of Series A Warrant. Prospective investors should carefully review the terms and provisions set forth in the form of Serie A Warrant.

Exercisability. The Series A Warrants are exercisable at any time after their original issuance and at any time up to the date that is one year after their original issuance. The Series A Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Class A Ordinary Shares underlying the Series A Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Class A Ordinary Shares purchased upon such exercise. If a registration statement registering the issuance of the Class A Ordinary Shares underlying the Series A Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the Series A Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Class A Ordinary Shares determined according to the formula set forth in the Series A Warrant. No fractional shares will be issued in connection with the exercise of a Series A Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Series A Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Class A Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole Class A Ordinary Share purchasable upon exercise of the Series A Warrants is 105% of the price per Ordinary Unit sold in this offering, or $0.7277. The exercise price of each Series A Warrant will be reset immediately following the thirtieth (30th) calendar day (the “Reset Date”) following the issuance date of the Series A Warrants to a price equal to 105% of the arithmetic average of the sum of the three lowest per share VWAPs of the Class A Ordinary Shares on Nasdaq for the five (5) trading days immediately prior to the Reset Date, provided that such price shall not be lower than the Floor Price. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class A Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Reset of Warrant Shares. On the Reset Date, the number of Class A Ordinary Shares then available for issuance upon exercise of the Series A Warrants will be increased so the aggregate exercise price of the Series A Warrants on the issuance date of each Series A Warrant will remain unchanged following such reset.

Transferability. Subject to applicable laws, the Series A Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply to list the Series A Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A Warrants will be limited.

Fundamental Transactions. In the event of a Fundamental Transaction (as defined in the Series A Warrant) and generally including any reorganization, recapitalization or reclassification of our Class A Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Class A Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Class A Ordinary Shares, the holders of the Series A Warrants will be entitled to receive upon exercise of the Series A Warrants the number of Class A Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, or depositary shares representing those shares, and any additional consideration receivable as a result of such Fundamental Transaction by holders of the number of Class A Ordinary Shares for which the Series A Warrants are exercisable immediately prior to such Fundamental Transaction without regard to any limitations on exercise contained in the Series A Warrants. The holders of the Series A Warrants may also require us or any successor entity to purchase the Series A Warrants from the holders by paying to the holder an amount in cash (or other types or form of consideration in special circumstances listed in the Series A Warrant) equal to the Black Scholes value (as defined in the Series A Warrant) of the remaining unexercised portion of the Series A Warrant on the date of the fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the Series A Warrants or by virtue of such holder’s ownership of our Class A Ordinary Shares, the holder of a Series A Warrant does not have the rights or privileges of a holder of our Class A Ordinary Shares, including any voting rights, until the holder exercises the Series A Warrant.

Series B Warrants

The following summary of certain terms and provisions of the Series B Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the terms and provisions of the form of Warrant. Prospective investors should carefully review the terms and provisions set forth in the form of Series B Warrant.

Exercisability. The Series B Warrants are exercisable at any time after their original issuance and at any time up to the date that is one year after their original issuance. The Series B Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Class A Ordinary Shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Class A Ordinary Shares purchased upon such exercise. If a registration statement registering the issuance of the Class A Ordinary Shares underlying the Series B Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the Series B Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Class A Ordinary Shares determined according to the formula set forth in the Series B Warrant. No fractional shares will be issued in connection with the exercise of a Series B Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Series B Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Class A Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Warrants. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole Class A Ordinary Share purchasable upon exercise of the Series B Warrants is equal to 170% of the price per Ordinary Unit sold in this offering, or 1.1781.

Zero Exercise Price. A holder of Series B Warrants may, at any time and in its sole discretion, exercise its Series B Warrants in whole or in part by means of a “zero exercise price” option in which the holder is entitled to receive a number of Class A Ordinary Shares equal to the product of (a) the number of shares that would be issuable upon exercise of the Series B Warrant in accordance with the terms of such warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the Low Price by (ii) 50% of the Low Price. This “zero exercise price” option is only available at a time when the Low Price is lower than the then applicable Exercise Price. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class A Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to applicable laws, the Series B Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply to list the Series B Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series B Warrants will be limited.

Fundamental Transactions. In the event of a Fundamental Transaction (as defined in the Series B Warrant) and generally including any reorganization, recapitalization or reclassification of our Class A Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Class A Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Class A Ordinary Shares, the holders of the Series B Warrants will be entitled to receive upon exercise of the Series B Warrants the number of Class A Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, or depositary shares representing those shares, and any additional consideration receivable as a result of such Fundamental Transaction by holders of the number of Class A Ordinary Shares for which the Series B Warrants are exercisable immediately prior to such Fundamental Transaction without regard to any limitations on exercise contained in the Series B Warrants. The holders of the Series B Warrants may also require us or any successor entity to purchase the Series B Warrants from the holders by paying to the holder an amount in cash (or other types or form of consideration in special circumstances listed in the Series B Warrant) equal to the Black Scholes value (as defined in the Series B Warrant) of the remaining unexercised portion of the Series B Warrant on the date of the fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the Series B Warrants or by virtue of such holder’s ownership of our Class A Ordinary Shares, the holder of a Series B Warrant does not have the rights or privileges of a holder of our Class A Ordinary Shares, including any voting rights, until the holder exercises the Series B Warrant.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Pre-Funded Warrant. Prospective investors should carefully review the terms and provisions set forth in the form of Pre-Funded Warrant.

The term “pre-funded” refers to the fact that the purchase price of our Class A Ordinary Shares in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.001. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding Class A Ordinary Shares following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our Class A Ordinary Shares, and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Exercise of Pre-Funded Warrants. Each Pre-Funded Warrant is exercisable for one Class A Ordinary Share, with an exercise price equal to $0.00001 per Class A Ordinary Share, at any time up to the date that is one year after their original issuance. The holder of a Pre-Funded Warrant will not be deemed a holder of our underlying Class A Ordinary Shares until the Pre-Funded Warrant is exercised.

The exercise price and the number of Class A Ordinary Shares issuable upon exercise of the Pre-Funded Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our Class A Ordinary Shares. The Pre-Funded Warrant holders must pay the exercise price in cash upon exercise of the Pre-Funded Warrants, unless such Pre-Funded Warrant holders are utilizing the cashless exercise provision of the Pre-Funded Warrants.

The Pre-Funded Warrant holders must pay the exercise price in cash upon exercise of the Pre-Funded Warrants unless there is not an effective registration statement covering the issuance of the shares underlying the Pre-Funded Warrants (in which case, the Pre-Funded Warrants may only be exercised via a “cashless” exercise provision). Upon the holder’s exercise of a Pre-Funded Warrant, we will issue the Class A Ordinary Shares issuable upon exercise of the Pre-Funded Warrant within one trading day following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Pre-Funded Warrants to purchase Class A Ordinary Shares, holders of the Pre-Funded Warrants will not have any of the rights of holders of Class A Ordinary Shares purchasable upon exercise, including the right to vote, except as set forth therein.

The Pre-Funded holder will not have the right to exercise any portion of the Pre-Funded Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Class A Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any Pre-Funded Warrant holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Class A Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Class A Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Class A Ordinary Shares, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the Pre-Funded Warrants.

Exchange Listing. We do not intend to apply to list the Pre-Funded Warrants on any securities exchange or other trading system.

MATERIAL INCOME TAX CONSIDERATIONS

BVI Taxation

The following is a discussion on BVI income tax consequences of an investment in the Class A Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under BVI laws.

We are not liable to pay any form of taxation in the BVI and all dividends, interests, rents, royalties, compensations and other amounts paid by us to persons who are not persons resident in the BVI are exempt from all forms of taxation in the BVI and any capital gains realized with respect to any shares, debt obligations, or other securities of ours by persons who are not persons resident in the BVI are exempt from all forms of taxation in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not persons resident in the BVI with respect to any shares, debt obligation or other securities of ours.

Subject to the payment of stamp duty on the acquisition of property in the BVI by us (and in respect of certain transactions in respect of the shares, debt obligations or other securities of BVI incorporated companies owning land in the BVI), all instruments relating to transfers of property to or by us and all instruments relating to transactions in respect of the shares, debt obligations or other securities of ours and all instruments relating to other transactions relating to our business are exempt from payment of stamp duty in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to us or our shareholders.

Malaysia Taxation

The following discussion is a summary of the more relevant taxes that are applicable to our Malaysian subsidiary with regards to transactions that it may enter into with a foreign holding company. It excludes specifically all Malaysian taxes that our Malaysian subsidiary is subject to arising from its business activities in Malaysia such as income tax, various types of taxes imposable on transactions entered into in the course of conducting its business activities and taxes on capital gains. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Malaysian laws.

Effective January 1, 2024, the Government of Malaysia through the Finance (No. 2) Act 2023, as gazetted on 29 December 2023, introduced a capital gains tax under which gains or profits from the disposal of capital assets are treated as income chargeable to income tax under the Income Tax Act 1967. For the purposes of the Income Tax Act 1967, “capital asset” means (a) any moveable or immovable property situated outside Malaysia, including any rights or interests attached, or (b) movable property situated in Malaysia which is a share of a company incorporated in Malaysia not listed on the stock exchange (including any rights or interests thereof) owned by a company, limited liability partnership, trust body or co-operative society.

On December 29, 2023, the Income Tax (Exemption) (No. 7) Order 2023 was gazetted, which provides that a company, limited liability partnership, trust body or co-operative society is given an income tax exemption in respect of any gains or profits from the disposal of unlisted shares in Malaysian companies during the period commencing from January 1, 2024 to February 29, 2024. As such, capital gains tax will only be payable on disposals of unlisted shares in Malaysian companies from March 1, 2024.

The capital gains tax rate on the chargeable income of a company, limited liability partnership, trust body or co-operative society from the disposal of capital assets situated in Malaysia that were acquired before January 1, 2024 will be (i) 10% on the chargeable income from the disposal of the capital asset; or (ii) 2% on the gross disposal price of the capital asset. In respect of the disposal of capital assets situated in Malaysia that were acquired on or after January 1, 2024, the capital gains tax rate will be 10% on the chargeable income from the disposal of the capital asset.

Real property gains tax which is governed by the Real Property Gains Tax Act 1976, is a tax on gains arising from the disposal of real property or shares in real property company. Neither subject affects our Malaysian subsidiary as it is not engaged in activities involving disposing its real property or shares in real property company.

The type of transactions that Malaysian subsidiary typically enter into with their foreign holding company (that is not attributable to a business carried on in Malaysia by the foreign holding company) are royalties, interest or service fees. With respect to such income, the tax liability of the foreign holding company, it being a non-resident will be settled by way of withholding tax (“WHT”) deducted by the paying entity, i.e. the Malaysian subsidiary. The following are WHT rates that apply as per the limited agreement that exists between the United States of America and Malaysia: (Royalties: 10%, Interest: 15%, Dividends: 0%, Technical Fees: 10%).

Payments of the above types of income to non-residents (except for dividends) are subject to WHT which is due and payable to the Inland Revenue Board of Malaysia within one month after paying or crediting such payments. There is no WHT on dividends paid by Malaysian company.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our Class A Ordinary Shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our Class A Ordinary Shares pursuant to this offering and hold such Class A Ordinary Shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions; insurance companies; dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes; tax-exempt entities or governmental organizations; retirement plans; regulated investment companies; real estate investment trusts; grantor trusts; brokers, dealers, or traders in securities, commodities, currencies, or notional principal contracts; certain former citizens or long-term residents of the United States; persons who hold our Class A Ordinary Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment; persons that have a “functional currency” other than the U.S. dollar; persons that own directly, indirectly, or through attribution 10% or more of the voting power of our Class A Ordinary Shares; corporations that accumulate earnings to avoid U.S. federal income tax; partnerships and other pass-through entities; and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift, or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Class A Ordinary Shares who is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all of its substantial decisions, or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A Ordinary Shares, the U.S. federal income tax consequences relating to an investment in such Class A Ordinary Shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership, and disposition of our Class A Ordinary Shares.

Persons considering an investment in our Class A Ordinary Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership, and disposition of our Class A Ordinary Shares, including the applicability of U.S. federal, state, and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company (“PFIC”) Consequences

In general, a corporation organized outside the United States will be treated as a PFIC for any taxable year in which either (i) at least 75% of its gross income is “passive income” (“PFIC income test”), or (ii) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income (“PFIC asset test”). Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash (even if held as working capital or raised in a public offering), marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although PFIC status is determined on an annual basis and generally cannot be determined until the end of a taxable year, based on the nature of our current and expected income and the current and expected value and composition of our assets, we do not presently expect to be a PFIC for our current taxable year or the foreseeable future. However, there can be no assurance given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the IRS will agree with our conclusion or that the IRS would not successfully challenge our position.

If we are a PFIC in any taxable year during which a U.S. Holder owns our Class A Ordinary Shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (i) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our Class A Ordinary Shares; and (ii) any gain recognized on a sale, exchange, or other disposition, including a pledge, of our Class A Ordinary Shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our Class A Ordinary Shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our Class A Ordinary Shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds such Class A Ordinary Shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our Class A Ordinary Shares. If the election is made, the U.S. Holder will be deemed to sell our Class A Ordinary Shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s Class A Ordinary Shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares and one of our non-U.S. subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Any of our non-U.S. subsidiaries that have elected to be disregarded as entities separate from us or as partnerships for U.S. federal income tax purposes would not be corporations under U.S. federal income tax law and, accordingly, cannot be classified as lower-tier PFICs. However, non-U.S. subsidiaries that have not made the election may be classified as a lower-tier PFIC if we are a PFIC during your holding period and the subsidiary meets the PFIC income test or PFIC asset test. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gains recognized on our Class A Ordinary Shares if a valid “mark-to-market” election is made by the U.S. Holder for our Class A Ordinary Shares. An electing U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our Class A Ordinary Shares held at the end of such taxable year over the adjusted tax basis of such Class A Ordinary Shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such Class A Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our Class A Ordinary Shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange, or other disposition of our Class A Ordinary Shares in any taxable year in which we are a PFIC would be treated as ordinary income, and any loss from such sale, exchange, or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a taxable year, we cease to be classified as a PFIC because we no longer meet the PFIC income test or PFIC asset test, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above, and any gain or loss recognized on the sale or exchange of the Class A Ordinary Shares would be classified as a capital gain or loss.

A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

Our Class A Ordinary Shares will be marketable stock as long as they remain listed on Nasdaq and are regularly traded. A mark-to-market election will not apply to the Class A Ordinary Shares for any taxable year during which we are not a PFIC, but it will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any of our non-U.S. subsidiaries. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs notwithstanding the U.S. Holder’s mark-to-market election for the Class A Ordinary Shares.

The Company is exempt from all provisions of the Income Tax Act (as amended) of the BVI (including with respect to all dividends, interests, rents, royalties, compensation and other amounts payable by the company to persons who are not persons resident in the BVI). Capital gains realised with respect to any shares, debt obligations or other securities of the Company by persons who are not persons resident in the BVI are also exempt from all provisions of the Income Tax Act (as amended) of the BVI. The Payroll Taxes Act, 2004 does not apply to us except to the extent that we have employees (and deemed employees) rendering services to us wholly or mainly in the British Virgin Islands. No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not persons resident in the BVI with respect to any shares, debt obligations or other securities of the Company. No stamp duty is payable in the BVI on a transfer of shares, debt obligations or other securities in a BVI business company which is not a land owning company. A company is a land owning company if it, or any of its subsidiaries, has an interest in any land in the BVI.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund (“QEF”) election. As we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership, and disposition of our Class A Ordinary Shares, the consequences to them of an investment in a PFIC, any elections available with respect to the Class A Ordinary Shares, and the IRS information reporting obligations with respect to the purchase, ownership, and disposition of Class A Ordinary Shares of a PFIC.

Distributions

Subject to the discussion above under “PFIC Consequences,” a U.S. Holder that receives a distribution with respect to our Class A Ordinary Shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s Class A Ordinary Shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s Class A Ordinary Shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends.

Distributions on our Class A Ordinary Shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Dividends paid by a “qualified foreign corporation” to certain non-corporate U.S. Holders may be eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income, provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “PFIC Consequences”), we will not be treated as a qualified foreign corporation, and therefore, the reduced capital gains tax rate described above will not apply.

Dividends will be included in a U.S. Holder’s income on the date of the depositary’s receipt of the dividend.

A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on Class A Ordinary Shares that are readily tradable on an established securities market in the United States.

Sale, Exchange or Other Disposition of Our Class A Ordinary Shares

Subject to the discussion above under “PFIC Consequences,” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange, or other disposition of our Class A Ordinary Shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange, or other disposition and such U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange, or other disposition, the Class A Ordinary Shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our Class A Ordinary Shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates, or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our Class A Ordinary Shares. If you are a U.S. person that is an individual, estate, or trust, you are encouraged to consult your tax advisor regarding the applicability of this Medicare tax to your income and gains with respect to your investment in our Class A Ordinary Shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our Class A Ordinary Shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “PFIC Consequences,” each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than US$100,000 for our Class A Ordinary Shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of our Class A Ordinary Shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (i) fails to provide an accurate U.S. taxpayer identification number or otherwise establish a basis for exemption, or (ii) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR CLASS A ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding, or selling any Class A Ordinary Shares under the laws of their country of citizenship, residence, or domicile.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated as of March 23, 2026 (the “Placement Agency Agreement”), we engaged the Placement Agent to act as our placement agent in connection with this offering. The Placement Agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use their “reasonable best efforts,” to arrange for the sale of such securities by us. The placement agency agreement does not give rise to any commitment by the Placement Agent to purchase any of our securities, and the Placement Agent will have no authority to bind us by virtue of the placement agency agreement. Further, the Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering.

In connection with the initial closing, we have, and may with respect to future closings enter into a securities purchase agreement (the “Securities Purchase Agreement”) directly with certain investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus and the documents incorporated by reference herein in connection with the purchase of our securities in this offering. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of 30 days following the closing of the offering, subject to certain exceptions; and (ii) a covenant to not enter into any equity financings for 30 days from closing of the offering, subject to certain exceptions. The Placement Agent may engage sub-agents or selected dealers to assist with this offering.

We will deliver to the investors the Class A Ordinary Shares included in the Units electronically and will mail such investors physical warrant certificates for the Pre-Funded Warrants, Series A Warrants and Series B Warrants included in the Units, upon closing and receipt of investor funds for the purchase of the Units offered pursuant to this prospectus. We may undertake one or more closings for the sale of the Units to the investors. We expect to hold an initial closing on March 24, 2026, but this offering will be terminated by April 15, provided that the closing(s) of this offering for all of the Units have not occurred by such date. Any extensions or material changes to the terms of this offering will be contained in a supplement to this prospectus. We expect initial delivery of the Class A Ordinary Shares, Pre-Funded Warrants, Series A Warrants and Series B Warrants comprising the Units being offered pursuant to this prospectus against payment in U.S. dollars will be made on or about March 24, 2026.

The form of the placement agency agreement was filed as Exhibit 10.7 to the registration statement of which this prospectus is part. A form of the securities purchase agreement was filed as Exhibit 10.8 to the registration statement of which this prospectus is part.

Fees and Expenses

The following table shows the total Placement Agent’s fees we will pay in connection with the sale of the Units in this offering, assuming the purchase of all of the Units we are offering.

	Per Ordinary Unit	Per Pre-Funded Unit	Total
Public offering price	$0.693	$0.693	$15,999,999.94
Placement Agent’s fees(1)	$0.0485	$0.0485	$1,119,769.12
Proceeds, before expenses, to us(2)	$0.6445	$0.6445	$14,880,230.82

(1)	We have agreed to pay the Placement Agent a cash fee equal to seven percent (7%) of the gross proceeds of this offering, and to reimburse the Placement Agent for certain expenses incurred relating to this offering in the amount of $150,000.

(2)	The amount of offering proceeds to us presented in this table does not give effect to exercise of any Warrants.

We estimate the total expenses payable by us for this offering to be approximately $493,100, which amount includes (i) the Placement Agent’s accountable expense allowance in the amount of $164,900 in connection with this offering (including the reimbursement of the out-of-pocket cost of the escrow agent or clearing agent of up to $14,900, and (ii)  other estimated expenses of approximately $328,200, which include legal, accounting, printing costs and various fees associated with the registration of the Units and listing of our Class A Ordinary Shares.

Tail Financing

The Company and the Placement Agent agreed, unless the engagement between the Company and the Placement Agent has been terminated by the Company for cause, for a period of twelve (12) months from the final closing of this offering, and subject to the occurrence of such closing, if the Company completes any financing of equity, equity-linked or debt or other capital raising activity of the Company (other than the exercise by any person or entity of any options, warrants or other convertible securities) with any of the investors who were first introduced to the Company by the Placement Agent during the period from January 21, 2026 through the final closing of this offering, then the Company will pay the Placement Agent upon the closing of such financing an aggregate cash fee equal to seven percent (7.0%) of the aggregate gross proceeds of such financing.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Placement Agency Agreement, or to contribute to payments that the Placement Agent may be required to make in respect of those liabilities.

Listing

Our Class A Ordinary Shares are listed on Nasdaq under the symbol “LNKS”. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to list the Warrants on Nasdaq or any other national securities exchange or any other nationally recognized trading system.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the Placement Agent, if any, or by their affiliates, and the Placement Agent may distribute prospectus electronically. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent, and should not be relied upon by investors.

In connection with this offering, the Placement Agent may distribute prospectuses by electronic means, such as e-mail.

Pricing of this offering

The public offering price for our securities was determined through negotiations between us, the Placement Agent and the investors in this offering. Among the factors to be considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we, the Placement Agent and the investors in this offering believed to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The public offering price of the Ordinary Units (or Pre-Funded Units in lieu thereof) in this offering does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the Ordinary Units by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

From time to time, the Placement Agent may provide, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions.

Except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any services.

EXPENSES OF THE OFFERING

Set forth below is an itemization of the total anticipated expenses, excluding underwriter discounts and commissions, expected to be incurred in connection with the offer and sale of the Ordinary Units by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates, in United States dollars:

SEC registration fee	$9,322
FINRA filing fee	$3,200
Printing and engraving expenses	$10,000
Legal fees and expenses	$280,000
Accounting fees and expenses	$30,000
Miscellaneous expenses	$5,000
Total	$328,200

LEGAL MATTERS

The validity of our Class A Ordinary Shares and certain other matters of the laws of the British Virgin Islands will be passed upon for us by Conyers Dill & Pearman. We are being represented by Sullivan & Worcester LLP with respect to certain legal matters of U.S. federal securities. Legal matters as to Malaysian law will be passed upon for us by Mah-Kamariyah & Philip Koh. Legal matters as to Hong Kong law will be passed upon for us by K M Lai & Li. Univest Securities, LLC, the Placement Agent, is being represented by Sichenzia Ross Ference Carmel LLP in connection with this offering.

EXPERTS

The consolidated financial statements as of and for the years ended June 30, 2023, 2024 and 2025 incorporated in this prospectus by reference to the Annual Reports on Form 20-F for the years ended June 30, 2024 and 2025 have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered business address of WWC, P.C. is 2010 Pioneer Court, San Mateo, CA 94403, U.S.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the BVI with limited liability. We are incorporated in the BVI because of certain benefits associated with being a BVI business company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the BVI has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, BVI companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, all of our directors and executive officers are nationals or residents in Malaysia or Hong Kong and substantially all of their assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc., as our agent to receive service of process with respect to any action brought against us in the United States in connection with this offering under the federal securities laws of the United States or of any State in the United States.

Enforceability

BVI

Conyers Dill & Pearman, our counsel as to the laws of the BVI, has advised us that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers to impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the federal securities laws of the United States or the securities law of any state in the United States.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the BVI of judgments obtained in the federal or state courts of the United States (and the BVI is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the BVI, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the BVI, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI and (f) there is due compliance with the correct procedures under the laws of the BVI. However, the BVI courts are unlikely to enforce a punitive judgment of a United States court predicated upon the civil liability provisions of the federal securities laws in the United States without retrial on the merits if such judgment is determined by the courts of the BVI to give rise to obligations to make payments that may be regarded as fines, penalties or punitive in nature.

Malaysia

Mah-Kamariyah & Philip Koh, our counsel as to the laws of Malaysia, has advised us that enforcement of a foreign judgment in Malaysia could be effected through either statutory enforcement or the common law rule of enforcement. Under the Reciprocal Enforcement of Judgments Act 1958 of Malaysia (the “REJA”), judgments given by superior courts of reciprocating countries, as listed in the First Schedule to the REJA are recognized and may be enforced directly or summarily by way of registration of the judgment provided that such judgments satisfy the requirements as specified under the REJA. Foreign judgments obtained in countries other than the countries listed in the First Schedule to the REJA, have to be enforced through the common law rule. Although the United States is not a reciprocating country listed in the First Schedule to the REJA, a judgment pronounced in the United States may still be enforced in Malaysia pursuant to Malaysian common law principles provided that such foreign judgments must fulfil certain conditions which include the following:

(a)	the judgment is for a definite sum, and which is final and conclusive;

(b)	the original court granting the judgment had competent jurisdiction in the action;

(c)	the judgment was not obtained by fraud;

(d)	the proceedings in which the judgment was obtained were not contrary to natural justice; and

(e)	the enforcement of the judgment would not be contrary to public policy in Malaysia.

Hong Kong

K M Lai & Li, our counsel as to the laws of Hong Kong has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted, and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Effective March 18, 2026, our executive officers and directors will be required, pursuant to the Holding Foreign Insiders Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of our securities. Our principal shareholders who are not officers or directors, however, will remain exempt from Section 16(a) reporting requirements. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The registration statements, reports and other information so filed can be obtained electronically by means of the SEC’s website at http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the year ended June 30, 2025 filed with the SEC on October 10, 2025;

●	Our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on August 18, 2025, September 12, 2025, October 17, 2025, October 31, 2025, March 2, 2026, March 5, 2026 and March 16, 2026 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act).

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written request to us at the following address:

Wai Kee KAN, Chief Executive Officer
Lot A99, Jalan 2A-3, A101 & A102, Jalan 2A, Kawasan Perusahaan MIEL

Sungai Lalang, 08000 Sungai Petani, Kedah Darul Aman, Malaysia
Telephone: +604-4417802

You also may access the incorporated reports and other documents referenced above on our website at https://www.linkers-hk.com/. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Linkers Industries Limited

Up to 23,088,023 Ordinary Units (Each Contains One Class A Ordinary Share,
One Series A Warrant to Purchase One Class A Ordinary Share and
One Series B Warrant to Purchase One Class A Ordinary Share)
Up to 23,088,023 Pre-Funded Units (Each Contains One Pre-Funded Warrant,
One Series A Warrant to Purchase One Class A Ordinary Share and
One Series B Warrant to Purchase One Class A Ordinary Share)

Up to 23,088,023 Series A Warrants to Purchase One Class A Ordinary Share included in the Units or Pre-Funded Units

Up to 23,088,023 Series B Warrants to Purchase One Class A Ordinary Share included in the Units or Pre-Funded Units

Up to 23,088,023 Class A Ordinary Shares included in the Ordinary Units
Up to 23,088,023 Class A Ordinary Shares Underlying the Pre-Funded Warrants
Up to 121,212,121 Class A Ordinary Shares Underlying the Series A Warrants

Up to 346,320,346 Class A Ordinary Shares Underlying the Series B Warrants

PROSPECTUS

March 23, 2026